Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

X HOLDINGS I, INC.,

X HOLDINGS II, INC.

and

TWITTER, INC.

Dated as of April 25, 2022

ii

Index of Defined Terms

Acceptable Confidentiality Agreement	Section 6.5(c)
Acquisition Sub	Article I, Preamble
Acquisition Sub Board	Article I, Recitals
Adverse Board Recommendation Change	Section 6.5(d), Article I
Affiliate	Article I
Aggregate Merger Consideration	Article I
Agreement	Article I, Preamble
Alternative Financing	Section 6.10(c), Article I
Alternative Financing Debt Commitment Letter	Section 6.10(c), Article I
Antitrust Laws	Section 4.4(b), Article I
Bank Debt Commitment Letter	Section 5.4, Article I
Bank Debt Financing	Section 5.4, Article I
Blue Sky Laws	Article I
Book-Entry Shares	Section 3.1(c), Article I
Business Day	Article I
Canceled Shares	Section 3.1(b)
CCC	Article I
Certificate of Merger	Section 2.3(a), Article I
Certificates	Section 3.1(c), Article I
Closing	Section 2.2, Article I
Closing Date	Section 2.2, Article I
Code	Article I
Company	Article I, Preamble
Company ASR Confirmations	Article I
Company Benefit Plan	Article I
Company Board	Article I, Recitals
Company Board Recommendation	Recitals
Company Bond Hedge Documentation	Article I
Company Bond Hedge Transactions	Article I
Company Bylaws	Section 4.1, Article I
Company Certificate of Incorporation	Section 4.1, Article I
Company Common Stock	Section 3.1(b), Article I
Company Disclosure Letter	Article I
Company Equity Awards	Article I
Company ESPP	Article I
Company Intellectual Property	Section 4.14(a), Article I
Company Material Adverse Effect	Article I
Company Material Contract	Section 4.16(a), Article I
Company Option	Article I
Company Permits	Section 4.5(a), Article I
Company PSU	Article I
Company Related Parties	Section 8.3(c), Article I
Company RSA	Article I
Company RSU	Article I
Company SEC Documents	Section 4.6(a), Article I

v

Company Service Provider	Article I
Company Stockholder Advisory Vote	Section 4.3(a), Article I
Company Stockholder Approval	Section 4.20, Article I
Company Stockholders’ Meeting	Section 6.2(c), Article I
Company Warrant Confirmations	Article I
Competing Proposal	Section 6.5(g)(i), Article I
Consent	Section 4.4(b), Article I
Continuation Period	Section 6.9(a), Article I
Continuing Employees	Section 6.9(a), Article I
Contract	Article I
COVID-19	Article I
COVID-19 Measures	Article I
D&O Indemnified Parties	Section 6.6(a), Article I
Debt Commitment Letters	Section 5.4, Article I
Debt Financing	Section 5.4, Article I
Debt Financing Source	Article I
Debt Financing Source Related Party	Article I
DGCL	Article I, Recitals
Dissenting Shares	Section 3.5, Article I
DTC	Article I
Effective Time	Section 2.3(a), Article I
Enforceability Exceptions	Section 4.3(a), Article I
Equity Commitment Letter	Section 5.4, Article I
Equity Financing	Section 5.4
Equity Investor	Preamble
ERISA	Article I
ERISA Affiliate	Article I
Exchange Act	Article I
Exchange Fund	Section 3.2(a), Article I
Existing 2027 Senior Notes	Article I
Existing 2030 Senior Notes	Article I
Existing Convertible Notes	Article I
Existing Credit Agreement	Article I
Existing D&O Insurance Policies	Section 6.6(c), Article I
Existing Senior Notes	Article I
Expenses	Article I
Final Offering Period	Section 3.7, Article I
Financing	Section 5.4, Article I
Financing Agreements	Section 6.10(a)(i), Article I
Financing Commitments	Section 5.4, Article I
Financing Sources	Article I
Foreign Investment Laws	Article I
Foreign Plan	Article I
Funding Obligations	Section 5.4, Article I
GAAP	Article I
Goldman Sachs	Section 4.21, Article I

Governmental Authority	Article I
Guarantor	Recitals
Hazardous Materials	Article I
HSR Act	Article I
Intellectual Property Rights	Section 4.14(a), Article I
Intervening Event	Section 6.5(d)
IRS	Article I
J.P. Morgan	Section 4.21
Knowledge	Article I
Law	Article I
Lien	Article I
Margin Loan Borrower	Section 5.4, Article I
Margin Loan Commitment Letter	Section 5.4, Article I
Margin Loan Financing	Section 5.4, Article I
Merger	Article I, Recitals
Merger Consideration	Section 3.1(c), Article I
Notice of Adverse Board Recommendation Change	Section 6.5(d), Article I
Notice of Superior Proposal	Section 6.5(d), Article I
Order	Article I
Parent	Article I, Preamble
Parent Board	Article I, Recitals
Parent Disclosure Letter	Article I
Parent Guarantee	Recitals
Parent Material Adverse Effect	Article I
Parent Owned Shares	Section 5.8
Parent Related Parties	Section 8.3(c), Article I
Parent Termination Fee	Article I
Paying Agent	Section 3.2(a), Article I
Paying Agent Agreement	Section 3.2(a), Article I
Permitted Lien	Article I
Person	Article I
Personal Information	Section 4.14
Post-Closing Plans	Section 6.9(b), Article I
Post-Closing Welfare Plans	Section 6.9(c), Article I
Proxy Statement	Section 4.7, Article I
Representatives	Section 6.4, Article I
SEC	Article I
Secretary of State	Section 2.3(a), Article I
Securities Act	Article I
Silver Lake Investment Agreement	Article I
Solvent	Section 5.9, Article I
Specified Provisions	Article I, Preamble
Stockholder Rights	Article I
Stockholder Rights Agreement	Article I
Stockholder Rights Plan	Article I
Subsidiary	Article I

Superior Proposal	Section 6.5(g)(iii), Article I
Surviving Corporation	Section 2.1, Article I
Tax	Article I
Tax Returns	Article I
Taxes	Article I
Termination Date	Section 8.1(b)(i), Article I
Termination Fee	Article I
Tesla Shares	Article I
Third Party	Article I
U.S.	Article I
Unvested Company Option	Section 3.6(a)(ii)
Unvested Company PSU	Section 3.6(b)(ii)
Unvested Company RSU	Section 3.6(d)(ii)
Unvested Option Consideration	Section 3.6(a)(ii)
Unvested PSU Consideration	Section 3.6(b)(ii)
Unvested RSA Consideration	Section 3.6(c)
Unvested RSU Consideration	Section 3.6(d)(ii)
Vested Company Option	Section 3.6(a)(i)
Vested Company PSU	Section 3.6(b)(i)
Vested Company RSU	Section 3.6(d)(i)
Vested Option Consideration	Section 3.6(a)(i)
Vested PSU Consideration	Section 3.6(b)(i)
Vested RSU Consideration	Section 3.6(d)(i)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2022 (this “Agreement”), is made by and among Twitter, Inc., a Delaware corporation (the “Company”), X Holdings I, Inc., a Delaware corporation (“Parent”), X Holdings II, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), and, solely for purposes of Sections 5.4, 6.2(d), 6.3, 6.8, 6.10, 6.11, 6.12 and 9.9 (the “Specified Provisions”), Elon R. Musk (the “Equity Investor”).

W I T N E S S E T H:

WHEREAS, the parties desire for Parent to acquire the Company by way of a merger (the “Merger”) of Acquisition Sub with and into the Company pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Acquisition Sub (the “Acquisition Sub Board”) has determined that it is advisable to, fair to and in the best interests of Acquisition Sub and its stockholders to effect the Merger of Acquisition Sub with and into the Company pursuant to the DGCL upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company’s board of directors (the “Company Board”) has, by resolutions duly adopted by the unanimous vote of the directors at a duly held meeting (i) determined that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) directed that this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (iv) subject to the terms of this Agreement, recommended that the Company’s stockholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “Company Board Recommendation”);

WHEREAS, the Acquisition Sub Board has, by resolutions duly adopted, (i) determined that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Acquisition Sub and Parent, as the sole stockholder of Acquisition Sub; (ii) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) directed that this Agreement be submitted for consideration by Parent, as the sole stockholder of Acquisition Sub and (iv) recommended that Parent, as the sole stockholder of Acquisition Sub approve the Merger, and Parent, as the sole stockholder of Acquisition Sub, has approved this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) has, by resolutions duly adopted by the unanimous vote of the directors, (i) adopted this Agreement and approved the consummation of the transactions contemplated by this Agreement, including the Merger and (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and Elon Musk, as the sole stockholder of Parent;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, Elon Musk (the “Guarantor”) has entered into a limited guarantee, dated as of the date hereof, guaranteeing certain of Parent’s and Acquisition Sub’s obligations under this Agreement (the “Parent Guarantee”); and

WHEREAS, each of Parent, Acquisition Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth or referenced below:

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Acquisition Sub Board” shall have the meaning set forth in the Recitals.

“Adverse Board Recommendation Change” shall have the meaning set forth in Section 6.5(d).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 3.1(b)) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Financing” shall have the meaning set forth in Section 6.10(c).

“Alternative Financing Debt Commitment Letter” shall have the meaning set forth in Section 6.10(c).

“Antitrust Laws” shall have the meaning set forth in Section 4.4(b).

“Bank Debt Commitment Letter” shall have the meaning set forth in Section 5.4.

“Bank Debt Financing” shall have the meaning set forth in Section 5.4.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(c).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in San Francisco, California or New York, New York are authorized or obligated by Law or executive order to close.

“CCC” means the California Corporations Code.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(c).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company ASR Confirmations” means (i) the Master Confirmation re Accelerated Stock Repurchases, dated February 10, 2022, between the Company and Morgan Stanley & Co. LLC and (ii) the Master Confirmation re Accelerated Stock Repurchases, dated February 10, 2022, between the Company and Wells Fargo Bank, National Association, in each case, as amended through the date hereof.

“Company Benefit Plan” shall mean (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (ii) each other employment agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, benefit programs, benefit agreements, benefit contracts, benefit policies or benefit arrangements (whether or not in writing), in each case, (x) which is sponsored, maintained or contributed to for the benefit of or relating to any current or former director, officer or employee of the Company or its Subsidiaries and (y) with respect to which the Company or any of its Subsidiaries has or may have any liability.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Bond Hedge Documentation” means (a)(i) the call option transaction confirmation, dated June 6, 2018, between the Company and Barclays Bank PLC, (ii) the call option transaction confirmation, dated June 6, 2018, between the Company and JPMorgan Chase Bank, N.A., London Branch, (iii) the call option transaction confirmation, dated June 6, 2018, between the Company and Wells Fargo Bank, National Association, (iv) the additional call option transaction confirmation, dated June 7, 2018, between the Company and Barclays Bank PLC, (v) the additional call option transaction confirmation, dated June 7, 2018, between the Company and JPMorgan Chase Bank, N.A., London Branch, (vi) the additional call option transaction confirmation, dated June 7, 2018, between the Company and Wells Fargo Bank, National Association, and (b)(i) the call option transaction confirmation, dated March 1, 2021, between the Company and Bank of America, N.A., (ii) the call option transaction confirmation, dated March 1, 2021, between the Company and Barclays Bank PLC, (iii) the call option transaction confirmation, dated March 1, 2021, between the Company and Goldman Sachs & Co. LLC, (iv) the call option transaction confirmation, dated March 1, 2021, between the Company and Wells Fargo Bank, National Association, (v) the additional call option transaction confirmation, dated March 12, 2021, between the Company and Bank of America, N.A., (vi) the additional call option transaction confirmation, dated March 12, 2021, between the Company and Barclays Bank PLC, (vii) the additional call option transaction confirmation, dated March 12, 2021, between the Company and Goldman Sachs & Co. LLC, (viii) the additional call option transaction confirmation, dated March 12, 2021, between the Company and Wells Fargo Bank, National Association, (ix) the letter agreement, dated March 1, 2021, between the Company and Bank of America, N.A., (x) the letter agreement, dated March 1, 2021, between the Company and Barclays Bank PLC, (xi) the letter agreement, dated March 1, 2021, between the Company and Goldman Sachs & Co. LLC, (xii) the letter agreement, dated March 1, 2021, between the Company and Wells Fargo Bank, National Association, (xiii) the additional letter agreement, dated March 12, 2021, between the Company and Bank of America, N.A., (xiv) the additional letter agreement, dated March 12, 2021, between the Company and Barclays Bank PLC, (xv) the additional letter agreement, dated March 12, 2021, between the Company and Goldman Sachs & Co. LLC, and (xvi) the additional letter agreement, dated March 12, 2021, between the Company and Wells Fargo Bank, National Association.

“Company Bond Hedge Transactions” means each of the call option transactions evidenced by the Company Bond Hedge Documentation.

“Company Bylaws” shall have the meaning set forth in Section 4.1.

“Company Certificate of Incorporation” shall have the meaning set forth in Section 4.1.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (i) Company Options, (ii) Company PSUs, (iii) Company RSAs, and (iv) Company RSUs.

“Company ESPP” shall mean the Company 2013 Employee Stock Purchase Plan.

“Company Intellectual Property” shall have the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects or circumstances which, directly or indirectly, to the extent they relate to or result from the following shall be excluded from, and not taken into account in, the determination of Company Material Adverse Effect: (i) any condition, change, effect or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in the United States or any other country or region in the world; (iv) any acts of God, force majeure events, natural disasters, terrorism, cyberattack, data breach, armed hostilities, sabotage, war or any escalation or worsening of any of the foregoing; (v) any epidemics, pandemics or contagious disease outbreaks (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other COVID-19 Measures that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such COVID-19 Measures, directive, pronouncement or guideline or interpretation thereof, or any continuation or of any of the foregoing, in the United States or any other country or region in the world; (vi) the negotiation, execution, announcement, performance, consummation or existence of this Agreement or the transactions contemplated by this Agreement, including (A) by reason of the identity of Elon Musk, Parent or any of their Affiliates or their respective financing sources, or any communication by Parent or any of its Affiliates or their respective financing sources, including regarding their plans or intentions with respect to the conduct of the business of the Company or any of its Subsidiaries and (B) any litigation, claim or legal proceeding threatened or initiated against Parent, Acquisition Sub, the Company or any of their respective Affiliates, officers or directors, in each case, arising out of or relating to the this Agreement or the transactions contemplated by this Agreement, and including the impact of any of the foregoing on any relationships with customers, suppliers, vendors, collaboration partners, employees, unions or regulators; (vii) any action taken pursuant to the terms of this Agreement or with the consent or at the direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 6.1); (viii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); and (ix) any matter disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements”).

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock granted to any employee or director of, or other Company Service Provider.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company PSU” shall mean each performance-based restricted stock unit that vests on the basis of time and the achievement of performance metrics and was granted to any Company Service Provider.

“Company Related Parties” shall have the meaning set forth in Section 8.3(d).

“Company RSA” shall mean each share of Company Common Stock granted to any Company Service Provider that remains subject to vesting, lapse or forfeiture provisions.

“Company RSU” shall mean each time-based restricted stock unit that vests on the basis of time and was granted to any Company Service Provider.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Service Provider” shall mean each current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Company Warrant Confirmations” means (a)(i) the warrant confirmation, dated June 6, 2018, between the Company and Barclays Bank PLC, (ii) the warrant confirmation, dated June 6, 2018, between the Company and JPMorgan Chase Bank, N.A., London Branch, (iii) the warrant confirmation, dated June 6, 2018, between the Company and Wells Fargo Bank, National Association, (iv) the additional warrant confirmation, dated June 7, 2018, between the Company and Barclays Bank PLC, (v) the additional warrant confirmation, dated June 7, 2018, between the Company and JPMorgan Chase Bank, N.A., London Branch, (vi) the additional warrant confirmation, dated June 7, 2018, between the Company and Wells Fargo Bank, National Association, and (b)(i) the warrant confirmation, dated March 1, 2021, between the Company and Bank of America, N.A., (ii) the warrant confirmation, dated March 1, 2021, between the Company and Barclays Bank PLC, (iii) the warrant confirmation, dated March 1, 2021, between the Company and Goldman Sachs & Co. LLC, (iv) the warrant confirmation, dated March 1, 2021, between the Company and Wells Fargo Bank, National Association, (v) the additional warrant confirmation, dated March 12, 2021, between the Company and Bank of America, N.A., (vi) the additional warrant confirmation, dated March 12, 2021, between the Company and Barclays Bank PLC, (vii) the additional warrant confirmation, dated March 12, 2021, between the Company and Goldman Sachs & Co. LLC, and (viii) the additional warrant confirmation, dated March 12, 2021, between the Company and Wells Fargo Bank, National Association.

“Competing Proposal” shall have the meaning set forth in Section 6.5(g)(i).

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuation Period” shall have the meaning set forth in Section 6.9(a).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” means any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“COVID-19” means SARS-Co V-2 or COVID-19 or any evolutions, variants or mutations thereof.

“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken in response to the foregoing or otherwise, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“Debt Commitment Letters” shall have the meaning set forth in Section 5.4.

“Debt Financing” shall have the meaning set forth in Section 5.4.

“Debt Financing Source” shall mean (i) the commitment parties party, as of the date hereof, to the Debt Commitment Letters that have been delivered to the Company in accordance with Section 5.4, and (ii) the Persons, in their respective capacities as such, that have committed to arrange or provide or have otherwise entered into agreements (including the Debt Commitment Letters or any Financing Agreements), in each case, in connection with all or any portion of the Debt Financing or Alternative Financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, together with their Affiliates, and any of their or their Affiliates’ respective, direct or indirect, former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or any successors or assignees of any of the foregoing (it being understood that Parent, Acquisition Sub and any of their respective Affiliates shall not constitute “Debt Financing Sources” for any purposes hereunder).

“Debt Financing Source Related Party” means any Debt Financing Source, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“DTC” shall have the meaning set forth in Section 3.2(b)(ii).

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Enforceability Exceptions” shall have the meaning set forth in Section 4.3(a).

“Equity Commitment Letter” shall have the meaning set forth in Section 5.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning set forth in Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Existing Credit Agreement” shall mean that certain Revolving Credit Agreement, dated as of August 17, 2018, among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).

“Existing 2027 Senior Notes” shall mean the 3.875% Senior Notes due 2027 issued pursuant to that certain Indenture, dated December 9, 2019, among the Company, as issuer, and U.S. Bank National Association, as trustee, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing 2030 Senior Notes” shall mean the 5.000% Senior Notes due 2030 issued pursuant to that certain Indenture, dated February 25, 2022, among the Company, as issuer, and U.S. Bank National Association, as trustee, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Convertible Notes” shall mean the (i) 0.25% Convertible Senior Notes due 2024 issued pursuant to that certain Indenture, dated June 11, 2018, among the Company, as issuer, and U.S. Bank National Association, as trustee, (ii) 0.375% Convertible Senior Notes due 2025 issued pursuant to that certain Indenture, dated March 12, 2020, among the Company, as issuer, and U.S. Bank National Association, as trustee, and (iii) 0% Convertible Senior Notes due 2026 issued pursuant to that certain Indenture, dated March 4, 2021, among the Company, as issuer, and U.S. Bank National Association, as trustee, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Senior Notes” shall mean the (i) the Existing 2027 Senior Notes and (ii) the Existing 2030 Senior Notes.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws or Foreign Investment Laws, engaging the services of the Paying Agent, any other filings with the SEC, and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Final Offering Period” shall have the meaning set forth in Section 3.7.

“Financing” shall have the meaning set forth in Section 5.4.

“Financing Agreements” shall have the meaning set forth in Section 6.10(a).

“Financing Commitments” shall have the meaning set forth in Section 5.4.

“Financing Sources” means the Debt Financing Sources and Elon Musk.

“Foreign Investment Laws” shall mean any Laws designed or intended to prohibit, restrict or regulate actions (i) by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests, or (ii) to acquire interests in or control over equities, securities, entities, assets, land or interests that might harm domestic national security or public interest, other than Antitrust Laws.

“Foreign Plan” shall mean each Company Benefit Plan that primarily covers current or former employees, directors or individual service providers of the Company or any of its subsidiaries based outside of the U.S. and/or that is subject to any Law other than U.S., federal, state or local law (other than any plan or program that is required by statute or maintained by a Governmental Authority to which the Company or any of its subsidiaries contributes pursuant to applicable Law).

“Funding Obligations” shall have the meaning set forth in Section 5.4.

“GAAP” shall mean the U.S. generally accepted accounting principles.

“Goldman Sachs” shall have the meaning set forth in Section 4.21.

“Governmental Authority” shall mean any U.S. (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Materials” means all substances (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (ii) defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” means the actual knowledge of the directors and officers of the relevant party, following due inquiry of their direct reports and others who would be reasonably expected to have knowledge of the subject matter in question.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Margin Loan Borrower” shall have the meaning set forth in Section 5.4.

“Margin Loan Commitment Letter” shall have the meaning set forth in Section 5.4.

“Margin Loan Financing” shall have the meaning set forth in Section 5.4.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Notice of Adverse Board Recommendation Change” shall have the meaning set forth in Section 6.5(d).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(d).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance which, individually or in the aggregate, has prevented or materially delayed or materially impaired, or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent or Acquisition Sub to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(c).

“Parent Termination Fee” shall mean an amount equal to $1,000,000,000.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet delinquent or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed by the Company with the SEC and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (iii) such Liens or other imperfections of title, if any, that do not have a Company Material Adverse Effect, including (A) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business, (vii) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof and (viii) licenses of Intellectual Property Rights.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Post-Closing Plans” shall have the meaning set forth in Section 6.9(b).

“Post-Closing Welfare Plans” shall have the meaning set forth in Section 6.9(c).

“Proxy Statement” shall have the meaning set forth in Section 4.7.

“Representatives” shall have the meaning set forth in Section 6.4.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Silver Lake Investment Agreement” means the Investment Agreement, dated as of March 9, 2020, among Twitter, Inc. and Silver Lake Partners V DE (AIV), L.P., as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” shall have the meaning set forth in Section 5.12.

“Specified Provisions” shall have the meaning set forth in the Preamble.

“Stockholder Rights” means the rights distributed to the Stockholders pursuant to Company Stockholder Rights Agreement.

“Stockholder Rights Plan” means the Company Stockholder Rights and the Company Stockholder Rights Agreement.

“Stockholder Rights Agreement” means the Preferred Stock Rights Agreement, dated as of April 15, 2022, between the Company and Computershare Trust Company, N.A., as rights agent, as amended, restated, supplemented or otherwise modified from time to time

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(g)(iii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes of any kind whatsoever, together with all interest, penalties and additions imposed with respect thereto.

“Tax Returns” shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax authority.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $1,000,000,000.

“Tesla Shares” means shares of common stock of Tesla, Inc., $0.001 par value.

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“U.S.” means the United States of America and its territories, commonwealths and possessions.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Twitter, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2 The Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Pacific Time) on a date to be specified by the parties hereto, but no later than the second (2nd) Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The Closing shall take place virtually by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the parties hereto (such date, the “Closing Date”).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with the relevant provisions of the DGCL and any other applicable Law of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or such other date and time as may be agreed to by Parent and the Company and as set forth in the Certificate of Merger in accordance with the DGCL (such date and time hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, (i) the Company shall be the surviving corporation in the Merger, (ii) all the property, rights, privileges, immunities, powers, franchises and liabilities of the Company and Acquisition Sub are vested in the Surviving Corporation, (iii) the separate existence of Acquisition Sub shall cease and (iv) the Company shall continue to be governed by the laws of the State of Delaware.

Section 2.4 Certificate of Incorporation and Bylaws. The parties will take all necessary actions so that at the Effective Time, the certificate of incorporation and the bylaws of Acquisition Sub, each as in effect immediately prior to the Effective Time, will be the certificate of incorporation and the bylaws, respectively, of the Surviving Corporation (except that the titles thereof shall read “Certificate of Incorporation of Twitter, Inc.” and “Bylaws of Twitter, Inc.”, respectively) until, subject to Section 6.6, thereafter amended in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Acquisition Sub Board immediately prior to the Effective Time, each to serve in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, $0.01 par value per share, of the Surviving Corporation and constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Certain Company Securities. Each share of common stock, par value $0.000005 per share, of the Company (the “Company Common Stock”) held by the Company or any of its Subsidiaries or held, directly or indirectly, by the Equity Investor, Parent or Acquisition Sub immediately prior to the Effective Time (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Canceled Shares or Dissenting Shares) shall be converted into the right to receive $54.20 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(c) shall no longer be issued or outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2(b), the Merger Consideration, without interest thereon.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination or exchange of shares, or any stock dividend or stock distribution with a record date during such period (in each case, other than with respect to the initial distribution of Stockholder Rights under the Stockholder Rights Plan or such Stockholder Rights becoming exercisable as a result of Parent or any of its Affiliates or Representatives becoming an “Acquiring Person” (as defined in the Stockholder Rights Agreement)), the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2 Payment for Securities; Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the U.S., the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as Paying Agent for the payment of the Merger Consideration as provided in Section 3.1(b), and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (A) held for the benefit of the holders of Company Common Stock and (B) applied promptly to make payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b) Procedures for Exchange. As promptly as reasonably practicable following the Effective Time and in any event not later than two (2) Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify). Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to receive the Merger Consideration with respect to such Book-Entry Shares.

(c) Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with, in the case of Certificates, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (it being understood that holders of Book-Entry Shares will be deemed to have surrendered such Book-Entry Shares upon receipt of an “agent’s message” with respect to such Book-Entry Shares), and such other customary evidence of surrender as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (and Parent shall cause the Paying Agent to promptly deliver in exchange therefor) the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, in accordance with Section 3.2(b), as applicable, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for the Merger Consideration in respect thereof.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the U.S. with maturities of no more than thirty (30) days or guaranteed by the U.S. and backed by the full faith and credit of the U.S. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g) Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law. To the extent that amounts are so deducted and withheld, such amounts (i) shall be promptly remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.3 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.4 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 3.5 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL or similar appraisal or dissenters’ rights under any other applicable Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal or dissenters’ rights under Section 262 of the DGCL or such other applicable Law (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL or such other applicable Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal or dissenters’ rights and payment under the DGCL or such other applicable Law, as applicable (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent (and not the Company or Acquisition Sub), and the Aggregate Merger Consideration shall be reduced, on a dollar-for-dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date. The Company shall give prompt written notice to Parent of any demands for appraisal of or dissenters’ rights respecting any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL or such other applicable Law received by the Company relating to appraisal or dissenters’ demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.6 Company Equity Awards.

(a) Company Options.

(i) As of the Effective Time, each Company Option that is vested in accordance with its terms and outstanding as of immediately prior to the Effective Time (each, a “Vested Company Option”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Vested Company Option and (ii) the excess, if any, of the Merger Consideration, over the exercise price per share of Company Common Stock underlying such Vested Company Option (the “Vested Option Consideration”); provided, that if the exercise price per share of Company Common Stock underlying such Vested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option shall be canceled without any cash payment or other consideration being made in respect thereof.

(ii) As of the Effective Time, each Company Option that is outstanding and is not a Vested Company Option (each, an “Unvested Company Option”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Unvested Company Option and (ii) the excess, if any, of the Merger Consideration, over the exercise price per share of Company Common Stock underlying such Unvested Company Option (the “Unvested Option Consideration”); provided that, if the exercise price per share of Company Common Stock underlying such Unvested Company Option is equal to or greater than the Merger Consideration, such Unvested Company Option shall be canceled without any cash payment or other consideration being made in respect thereof. Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested Option Consideration will vest and become payable at the same time as the Unvested Company Option from which such Unvested Option Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time.

(b) Company PSUs.

(i) As of the Effective Time, each Company PSU that is vested in accordance with its terms and outstanding as of immediately prior to the Effective Time (each, a “Vested Company PSU”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Vested Company PSU based on the achievement of the applicable performance metrics at the level of performance for which such Vested Company PSU vested in accordance with its terms and (ii) the Merger Consideration (the “Vested PSU Consideration”).

(ii) As of the Effective Time, each Company PSU that is outstanding immediately prior thereto and that is not a Vested Company PSU (each, an “Unvested Company PSU”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Unvested Company PSU based on the achievement of the applicable performance metrics at the target level of performance and (ii) the Merger Consideration (the “Unvested PSU Consideration”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested PSU Consideration will vest and become payable at the same time as the Unvested Company PSU from which such Unvested PSU Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company PSU immediately prior to the Effective Time (except that performance-based vesting metrics and criteria shall not apply from and after the Effective Time).

(c) Company RSAs. At the Effective Time, each Company RSA that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSA and (ii) the Merger Consideration (the “Unvested RSA Consideration”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested RSA Consideration will vest and become payable at the same time as the Company RSA from which such Unvested RSA Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Company RSA immediately prior to the Effective Time; provided that the Company shall be permitted to accelerate the vesting of any unvested Company RSA if the holder thereof would be subject to Taxes in connection with the Closing as a result of the treatment contemplated by this Section 3.3(c).

(d) Company RSUs.

(i) As of the Effective Time, each Company RSU that is vested in accordance with its terms as of immediately prior to the Effective Time and each Company RSU held by a non-employee member of the Company Board, in either case, that is outstanding immediately prior to the Effective Time, (each, a “Vested Company RSU”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Vested Company RSU and (ii) the Merger Consideration (the “Vested RSU Consideration”).

(ii) As of the Effective Time, each Company RSU that is outstanding immediately prior thereto and that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Unvested Company RSU and (ii) the Merger Consideration (the “Unvested RSU Consideration”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such Unvested RSU Consideration will vest and become payable at the same time as the Unvested Company RSU from which such Unvested RSU Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time.

(e) Delivery of Company Equity Award Payments. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) the Vested Option Consideration, the Vested PSU Consideration, and the Vested RSU Consideration to each holder of a Vested Company Option, Vested Company PSU and Vested Company RSU, as applicable, less any required withholding Taxes and without interest, within five (5) Business Days following the Effective Time.

Section 3.7 Company ESPP. As soon as practicable following the date of this Agreement, the Company Board or a committee thereof shall adopt resolutions or take other actions as may be required to provide that (A) the Offering Period (as defined in the Company ESPP) in effect as of the date hereof shall be the final Offering Period (such period, the “Final Offering Period”) and no further Offering Period shall commence pursuant to the Company ESPP after the date hereof, and (B) each individual participating in the Final Offering Period on the date of this Agreement shall not be permitted to (x) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering Period commenced or (y) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, except as may be required by applicable Law. Prior to the Effective Time, the Company shall take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause the Final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) Business Days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the Final Offering Period, but otherwise treat the Final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company ESPP; and (C) cause the exercise (as of no later than ten (10) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and such Common Shares shall be entitled to the Merger Consideration in accordance with Section 3.1(b). Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter or in the Company SEC Documents filed by the Company prior to the date of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included therein to the extent they are forward-looking in nature), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be duly organized, validly existing or in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company’s Amended and Restated Certificate of Incorporation (as may be further amended from time to time, the “Company Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (as may be further amended from time to time, the “Company Bylaws”), in each case, as currently in effect, are included in the Company SEC Documents.

Section 4.2 Capitalization.

(a) As of March 31, 2022, the authorized capital stock of the Company consists of (i) 5,000,000,000 shares of Company Common Stock, 763,577,530 of which were issued and outstanding (including 1,386,850 Company RSAs), and none of which were held in treasury, and (ii) 200,000,000 shares of preferred stock, par value $0.000005 per share, of the Company, none of which were issued and outstanding. As of March 31, 2022, there were (i) 953,365 Company Options outstanding, (ii) 2,900,689 Company PSUs outstanding (assuming attainment of the applicable performance metrics at the target level of performance), (iii) 67,575,223 Company RSUs outstanding, and (iv) shares of Company Common Stock subject to outstanding purchase rights under the Company ESPP. Except as described above and other than the Stockholder Rights, the Existing Convertible Notes, the Company Warrant Confirmations and any issuances or grants (or promises or offers to issue or grant) Company Equity Awards since March 31, 2022 in connection with employee hiring, retention or promotions in the ordinary course of business in an amount less than 5,000,000 Company Equity Awards (assuming attainment of the applicable performance metrics at the target level of performance) in the aggregate, as of the date of this Agreement, there are no additional existing and outstanding (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its

Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries, except pursuant to the other than the Company ASR Confirmations and the Company Bond Hedging Transactions or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company, other than the Silver Lake Investment Agreement.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly owned Subsidiary (except for de minimis equity interests held by a Third Party for local regulatory reasons) and free and clear of all Liens except for restrictions imposed by applicable securities laws and Permitted Liens.

(c) Prior to the Closing, the Company will provide Parent with a correct and complete list, as of such date, of all outstanding Company Equity Awards, including the holder (by employee identification number), type of Company Equity Award, date of grant, number of shares of Company Common Stock underlying such award (and, if applicable, assuming achievement of the applicable performance metrics at the target level of performance), whether such Company Equity Award is intended to qualify as an “incentive stock option” under Section 422 of the Code, the equity plan pursuant to which the Company Equity Award was granted, and, where applicable, the exercise price per share and expiration date.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, assuming the accuracy of the representations and warranties set forth in the second sentence of Section 5.8 and subject to obtaining the Company Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action by the Company, and assuming the accuracy of the representations and warranties set forth in the second sentence of Section 5.8 and except for the Company Stockholder Approval, the occurrence of the Company Stockholder Advisory Vote, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally (the “Enforceability Exceptions”).

(b) The Company Board has, by resolutions duly adopted by the unanimous vote of the directors at a duly held meeting (i) determined that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) directed that this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (iv) subject to the terms of this Agreement, resolved to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

Section 4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will (i) violate any provision of the Company Certificate of Incorporation or the Company Bylaws or (ii) assuming the accuracy of the representations and warranties set forth in the second sentence of Section 5.8 and that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) except with respect to the Existing Credit Agreement and the Existing Notes, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Company Material Contract (other than any Company Benefit Plan) , other than, in the case of clauses (ii) and (iii) any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Company Material Adverse Effect.

(b) No consent, approval, clearance, license, permit, order or authorization (each of the foregoing, a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries under applicable Law in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) the applicable reporting or other requirements of and filings with the SEC under the Exchange Act (including the filing of the Proxy Statement), (ii) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) the applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6, (v) filings with the New York Stock Exchange, (vi) such other items required solely by reason of the participation of Parent or Acquisition Sub or any of their Affiliates in the transactions contemplated by this Agreement, (vii) compliance with and filings or notifications under the HSR Act and any other applicable U.S. or foreign competition, antitrust or merger control Laws (together with the HSR Act, “Antitrust Laws”), (viii) compliance with and filings or notifications under any applicable Foreign Investment Laws, and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 4.5 Permits; Compliance With Laws.

(a) As of the date of this Agreement, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and its Subsidiaries to carry on their respective business as it is now being conducted (the “Company Permits”) and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is in default or violation of any Law applicable to the Company, any of its Subsidiaries or by which any of their respective properties or assets are bound, except for any such defaults or violations that would not have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in Section 4.5(a) or this Section 4.5(b) is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee benefits matters, Intellectual Property Rights matters, Tax matters, which are addressed exclusively in Section 4.6 (Company SEC Documents; Financial Statements), Section 4.8 (Disclosure Controls and Procedures), Section 4.12 (Employee Benefit Plans), Section 4.14 (Intellectual Property Rights), Section 4.15 (Taxes), respectively.

Section 4.6 Company SEC Documents; Financial Statements.

(a) Since January 1, 2022, the Company has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC (such forms, documents and reports filed with the SEC, including any amendments or supplements thereto and any exhibits or other documents attached to or incorporated by reference therein, the “Company SEC Documents”). As of their respective dates, or, if amended or supplemented, as of the date of the last such amendment or supplement, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended or supplemented, as of the date of the last amendment or supplement) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, none of which would have a Company Material Adverse Effect, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act).

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the matters to be submitted to the Company’s stockholders at the Company Stockholders’ Meeting (such proxy statement and any amendments or supplements thereto, the “Proxy Statement”) shall, at the time the Proxy Statement is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting to be held in connection with the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at such applicable time, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied, or required to be supplied, by Parent or its Representatives in writing expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.

Section 4.8 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.9 Absence of Certain Changes or Events. Since January 1, 2022 and until the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business (other than as a result of COVID-19 and COVID-19 Measures or with respect to the Existing 2030 Notes or the transactions contemplated hereby) and (b) there has not been any adverse change, event, development or state of circumstances that has had a Company Material Adverse Effect.

Section 4.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, as applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 2021, (c) the Existing 2030 Notes, (d) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, including the Merger, or (e) for liabilities or obligations that would not have a Company Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries do not have any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company.

Section 4.11 Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Prior to the Closing, the Company will provide a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan). Prior to the Closing, the Company will make available to Parent a true and complete copy of each material Company Benefit Plan and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement; (ii) each current summary plan description and current summary of material modifications; (iii) the most recently filed annual report on IRS Form 5500; and (iv) the most recently received IRS determination letter or IRS opinion letter.

(b) Except as would not have a Company Material Adverse Effect:

(i) each of the Company Benefit Plans has been maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws;

(ii) there are no claims pending, or, to the Knowledge of the Company, threatened actions, suits, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan;

(iii) neither the Company nor its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code); and

(iv) each Foreign Plan (A) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing, (B) that is intended to qualify for special Tax treatment meets all requirements for such treatment, and (C) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws.

(e) If, and to the extent, the execution or delivery of this Agreement or the consummation of the Merger (either alone or in combination with another event) will: (i) entitle any Company Service Provider to any material payment; (ii) materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any Company Service Provider; (iii) accelerate the time of payment or vesting of amounts due to any Company Service Provider or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans; (iv) give rise to the payment of any amount by the Company or any of its Subsidiaries that would be non-deductible by reason of Section 280G of the Code, then, prior to the Closing, the Company will provide a true and complete list of each Company Benefit Plan that would trigger any of (i) through (iv) above. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party by which it is required by its terms to compensate, gross-up, indemnify, or otherwise reimburse any Person for excise Taxes imposed pursuant to Section 4999 or Section 409A of the Code.

(f) Except as would not have a Company Material Adverse Effect, there are no claims pending, or, to the Knowledge of the Company, threatened actions, suits, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan, by any employee or beneficiary covered under such Company Benefit Plan, as applicable, or otherwise involving such Company Benefit Plan.

(g) Except as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries has any material obligations for post-termination health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

(h) Except as would not have a Company Material Adverse Effect, each Foreign Plan (i) has been maintained, operated and administered in compliance with its terms and in compliance with applicable Laws; (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iv) if required to be fully funded or fully insured, is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws; and (v) is not subject to any pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Foreign Plan, or otherwise involving any such Foreign Plan or the assets of any Foreign Plan, other than routine claims for benefits.

Section 4.13 Labor Matters. If, and to the extent that, the Company or any of its Subsidiaries is a party to or bound by any works council or collective bargaining agreement and no employees of the Company or any of its Subsidiaries are represented by a labor organization with respect to their employment with the Company or any of its Subsidiaries, then, prior to the Closing, the Company will provide a true and complete list of each such works council or collective bargaining agreement, or labor organization, as applicable. There are no labor related strikes, walkouts or work stoppages pending or, to the Knowledge of the Company, threatened in writing.

Section 4.14 Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries solely and exclusively own all patents, trademarks, trade names, copyrights, Internet domain names, service marks, trade secrets and other intellectual property rights (the “Intellectual Property Rights”) purported to be owned by the Company and its Subsidiaries (the “Company Intellectual Property”), free and clear of all Liens, except Permitted Liens.

(b) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property, except for any such infringement, misappropriation or other violation as would not have a Company Material Adverse Effect.

The Company and its Subsidiaries are in compliance with all applicable Laws, Contracts to which the Company or its Subsidiaries are bound, and internal- and external-facing policies of the Company or its Subsidiaries, in each case, relating to privacy, data protection, and the collection and use of information that constitutes “personal information” under applicable Laws (“Personal Information”) collected, used or held for use by the Company or its Subsidiaries, except where the failure to be in compliance would not have a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries has experienced any unauthorized access to the information technology systems owned or used by the Company or its Subsidiaries or Personal Information collected, used, held for use or otherwise processed by the Company or its Subsidiaries, except as would not have a Company Material Adverse Effect.

Section 4.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have timely filed all Tax Returns (taking into account any extensions) required to be filed, and such Tax Returns (taking into account all amendments thereto) are complete and accurate, and (ii) all Taxes required to be paid by the Company and its Subsidiaries have been paid.

(b) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of any audit, examination, investigation or other proceeding from any Governmental Authority in respect of liabilities for Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (iii) with respect to any tax years open for audit as of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; and (iv) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax) or otherwise by operation of law.

(c) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) in any tax year for which the statute of limitations has not expired.

(d) The Company is not nor has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(e) Except with respect to Section 4.12, the representations in this Section 4.15 are the sole and exclusive representations and warranties concerning Tax matters.

Section 4.16 Material Contracts.

(a) For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or by which their respective properties or assets are bound, except for this Agreement, that constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act).

(b) Neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to the Enforceability Exceptions and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17 RESERVED.

Section 4.18 RESERVED.

Section 4.19 Takeover Statutes. Assuming the accuracy of the representation contained in Section 5.8, the Company Board has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 4.20 Vote Required. Assuming the accuracy of the representation contained in Section 5.8, the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Company Stockholder Approval”) are the only votes of holders of securities of the Company that are required to consummate the Merger.

Section 4.21 Brokers. Except for Goldman Sachs & Co. LLC (“Goldman Sachs”), J.P. Morgan Securities LLC (“J.P. Morgan”) and Allen & Company LLC, each of whose fees and expenses shall be borne solely by the Company, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22 Opinions of Financial Advisors. The Company Board has received the oral opinion of Goldman Sachs (to be followed by delivery of a written opinion as of the date hereof), to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth in the written opinion of Goldman Sachs, the Merger Consideration to be paid to the holders of Company Common Stock (other than the Equity Investor, Parent and their respective Affiliates) pursuant to this Agreement is fair from a financial point of view to such holders. On or prior to the date of this Agreement, the Company Board has received the opinion of J.P. Morgan to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other factors set forth therein, the Merger Consideration to be paid to holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.23 Rights Agreement. The Company has taken all action necessary to render the Stockholder Rights Plan, inapplicable to the Merger and this Agreement and the transactions contemplated hereby.

Section 4.24 RESERVED.

Section 4.25 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, neither the Company nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, conditions (financial or otherwise), notwithstanding the delivery or disclosure to Parent and the Acquisition Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Acquisition Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate or budget relating to the Company, any of its Subsidiaries or their respective businesses or, (b) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent, Acquisition Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Merger, or the accuracy or completeness thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the Parent Disclosure Letter, Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification.

(a) Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate entity power and authority to conduct its business as it is now being conducted, except where the failure to be duly organized, validly existing or in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

(b) As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 1,000 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of acquiring the Company, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

(c) As of the date of this Agreement, all of the issued and outstanding share capital of Parent is owned by the Equity Investor.

Section 5.2 Authority Relative to Agreement.

(a) Parent and Acquisition Sub have all necessary corporate power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder and (c) consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action by Parent and Acquisition Sub, and no other corporate action or proceeding on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that such enforceability may be subject to the Enforceability Exceptions.

(b) The Parent Board has, by resolutions duly adopted by the unanimous vote of the directors, (i) adopted this Agreement and approved the consummation of the transactions contemplated by this Agreement, including the Merger, and (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and its stockholders, as applicable. No vote of, or consent by, the holders of any class or series of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise required by the certificate of incorporation or bylaws of Parent, applicable Law (including any stockholder approval provisions under the rules of any applicable securities exchange) or any Governmental Authority.

(c) The Acquisition Sub Board has, by resolutions duly adopted by the unanimous vote of the directors, (i) authorized the execution and delivery of this Agreement and declared advisable and approved the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) directed that this Agreement be submitted for consideration by Acquisition Sub’s sole stockholder and (iii) recommended that the sole stockholder of Acquisition Sub approve the Merger. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has approved this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and no further vote is required.

Section 5.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement will (i) violate any provision of Parent’s or its Subsidiaries’ certificates of incorporation or bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Contract to which Parent or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries under applicable Law in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) the applicable reporting or other requirements of and filings with the SEC under the Exchange Act (including the filing of the Proxy Statement), (ii) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 8.6, (iv) such other items required solely by reason of the participation of the Company in the transactions contemplated by this Agreement, (v) compliance with and filings or notifications under the HSR Act, other Antitrust Laws (vi) compliance with and filings or notifications under any Foreign Investment Laws, and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.4 Financing. Parent has delivered to the Company true, correct and complete copies of the duly executed (i) debt commitment letter, dated as of April 25, 2022, among Morgan Stanley Senior Funding, Inc., the other financial institutions party thereto, Parent and Acquisition Sub, together with true, correct and complete copies of the executed fee letter related thereto (collectively, including all exhibits, schedules and annexes thereto, the “Bank Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions therein, the Debt Financing Sources party thereto have committed to lend the amounts set forth therein to Acquisition Sub for the purpose of funding a portion of the amounts required to fund the transactions contemplated by this Agreement (the “Bank Debt Financing”), (ii) debt commitment letter, dated as of April 25,

2022, among Morgan Stanley Senior Funding, Inc., the other financial institutions party thereto and X Holdings III, LLC, a Delaware limited liability company (the “Margin Loan Borrower”), together with true, correct and complete copies of the executed fee letter related thereto (collectively, including all exhibits, schedules and annexes thereto, the “Margin Loan Commitment Letter” and, together with the Bank Debt Commitment Letter, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions therein, the Debt Financing Sources party thereto have committed to lend the amounts set forth therein to the Margin Loan Borrower for the purpose of funding a portion of the amounts required to fund the transactions contemplated by this Agreement (the “Margin Loan Financing” and, together with the Bank Debt Financing, the “Debt Financing”) and (iii) an equity commitment letter from the Equity Investor, dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Financing Commitments”) pursuant to which the Equity Investor has committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”); provided that the fee and other economic provisions (including “flex” provisions) of fee letters may be redacted in a customary manner so long as none of the redacted terms would (i) reduce the amount of the Debt Financing below the amount that is required to pay the Funded Obligations, (ii) impose any new condition or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing or (iii) affect the enforceability or impair the validity of, or prevent, impede or delay the consummation of, the Debt Financing at the Closing. As of the date hereof, each of Parent and Acquisition Sub has accepted and is a party to the Bank Debt Commitment Letter, the Margin Loan Borrower has accepted and is a party to the Margin Loan Commitment Letter, and the Financing Commitments are in full force and effect and, are legal, valid and binding obligations of the Equity Investor, Parent and Acquisition Sub or the Margin Loan Borrower, as applicable, and, to the knowledge of the Equity Investor, Parent, Acquisition Sub and the Margin Loan Borrower, each of the other parties thereto, enforceable in accordance with their respective terms against the Equity Investor, Parent, Acquisition Sub or the Margin Loan Borrower, as applicable, and, to the knowledge of Parent and Acquisition Sub, against each of the other parties thereto. As of the date hereof, the Financing Commitments, and the respective commitments or obligations thereunder, have not been withdrawn, terminated, reduced, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, reduction, repudiation, rescission, amendment, supplement or modification is contemplated by the Equity Investor, Parent, Acquisition Sub or the Margin Loan Borrower or, to the knowledge of Parent and Acquisition Sub, any other party thereto. None of the Equity Investor, Parent, Acquisition Sub, the Margin Loan Borrower nor any of their respective Affiliates has, nor has, to the knowledge of the Equity Investor, Parent, Acquisition Sub or the Margin Loan Borrower, any other party to the Financing Commitments, committed any breach or threatened breach of the performance, observance or fulfillment of any covenants, conditions or other obligations set forth in, or is in default under, any of the Financing Commitments. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of Parent, Acquisition Sub, Margin Loan Borrower or any of the other parties thereto (including the Financing Sources) under the Financing Commitments, (ii) constitute or result in a failure to satisfy a condition or other contingency set forth in the Financing Commitments, or (iii) otherwise result in any portion of the Debt Financing or the Equity Financing not being available on the Closing Date. None of the Equity Investor, Parent, Acquisition Sub or the Margin Loan Borrower, nor any

of their respective Affiliates has any reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letters) that it will be unable to satisfy, on a timely basis (and in any event, not later than the Closing), any condition to be satisfied by it (or otherwise within the Equity Investor’s, Parent’s, Acquisition Sub’s or the Margin Loan Borrower’s any of their respective Representatives’ or Affiliates’ control) contained in the applicable Financing Commitments or that the full amounts committed pursuant to the applicable Financing Commitments will not be available as of the Closing. There are no conditions precedent or other contingencies or conditions related to the Financing other than those conditions expressly set forth in the unredacted provisions of the Financing Commitments, and there are no side letters, understandings or other agreements, Contracts or arrangements of any kind relating to the Financing Commitments or the Financing that could adversely affect the availability, conditionality, enforceability or amount of the Financing contemplated by the Financing Commitments. As of the date of this Agreement, Parent, Acquisition Sub, the Margin Loan Borrower and/or their respective Affiliates have fully paid any and all commitment fees or other fees or deposits required by the applicable Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing are sufficient in amount to provide Parent and Acquisition Sub with the funds necessary to consummate the transactions contemplated hereby and to satisfy their obligations under this Agreement, including for Parent to pay (or cause to be paid) the aggregate amounts payable pursuant to Article II and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Financing, and payment of all amounts in connection with the refinancing or repayment of any outstanding indebtedness of the Company required by this Agreement or the Financing Commitments (collectively, the “Funding Obligations”). Notwithstanding anything contained in this Agreement to the contrary, the Equity Investor, Parent and Acquisition Sub each acknowledge and affirm that it is not a condition to the Closing or to any of its obligations under this Agreement that the Equity Investor, Parent, Acquisition Sub and/or any of their respective Affiliates obtain any financing (including the Debt Financing) for any of the transactions contemplated by this Agreement. As of the date of this Agreement, the Equity Investor owns, directly or indirectly, all the issued and outstanding capital stock and other equity interests of the Margin Loan Borrower.

Section 5.5 Information Supplied. None of the information supplied or required to be supplied by or on behalf of Parent or any of its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement shall, at the time it is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting to be held in connection with the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.6 Brokers. Except for Morgan Stanley & Co. LLC, Bank of America Merrill Lynch and Barclays, each of whose fees and expenses shall be borne solely by Parent, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, or any of their respective Subsidiaries.

Section 5.7 Compliance With Laws.

(a) Neither the Parent, Acquisition Sub nor any of their Affiliates is in default or violation of any applicable Law, except for any such defaults or violations that would not have a Parent Material Adverse Effect.

(b) As of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened in writing against Parent, Acquisition Sub or any of their Affiliates, that would have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the knowledge of Parent, investigation by any Governmental Authority involving Parent, Acquisition Sub or any of their Affiliates or any of the transactions contemplated hereby that would have a Parent Material Adverse Effect.

Section 5.8 Ownership of Company. As of the date hereof, the Equity Investor, Parent and Acquisition Sub beneficially own, in the aggregate, 73,115,038 shares of Company Common Stock (the “Parent Owned Shares”). None of Parent, Acquisition Sub or any of their respective directors, officers, general partners or Affiliates has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the three years prior to the date of this Agreement.

Section 5.9 Solvency. Neither Parent nor Acquisition Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Parent is Solvent as of the date of this Agreement, and each of Parent and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing, payment of the Funding Obligations, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and immediately after the Closing. As used in this Section 5.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and, after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) will exceed their debts, (b) Parent and, after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent has and, after the Closing, the Surviving Corporation and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.10 Parent Guarantee. Parent has furnished the Company with a true, complete and correct copy of the Parent Guarantee. The Parent Guarantee is in full force and effect and has not been amended, modified or terminated. The Parent Guarantee is a (i) legal, valid and binding obligation of the Guarantor and of each of the parties thereto and (ii) enforceable in accordance with its respective terms against the Guarantor and each of the other parties thereto. There is no default under the Parent Guarantee by the Guarantor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantor.

Section 5.11 Acknowledgment of Disclaimer of Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article V, in the Equity Commitment Letter and in the Guarantee none of Parent, Acquisition Sub or any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent or Acquisition Sub or their Affiliates or their respective business, operations, assets, liabilities, conditions (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Each of Parent and Acquisition Sub has conducted, to its satisfaction, its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries. In making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Acquisition Sub has relied solely on the results of its own independent review and analysis and the covenants, representations and warranties of the Company contained in this Agreement. Parent and Acquisition Sub hereby acknowledge that, notwithstanding anything contained in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, in each case, other than those expressly given solely by the Company in Article IV; and (ii) neither Parent nor Acquisition Sub is relying on any express or implied representation or warranty, or the accuracy or the completeness of the representations and warranties set forth in Article IV, with respect to the Company or any of its Subsidiaries or their respective business or operations, in each case, other than those expressly given solely by the Company in Article IV.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly required or permitted pursuant to this Agreement, or (d) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall use its commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business (except with respect to actions or omissions that constitute COVID-19 Measures), and to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve substantially intact the material components of its current business organization, and to preserve in all material respects its present relationships with key customers, suppliers and other Persons with which it has material business relations; provided that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence, unless such action would constitute a breach of such relevant provision; and (y) the Company shall not, and shall not permit any of its Subsidiaries to (except for actions or omissions that constitute COVID-19 Measures, following reasonable prior consultation with Parent):

(a) amend or otherwise change, in any material respect, the Company Certificate of Incorporation or the Company Bylaws (or, except in the ordinary course of business, such equivalent organizational or governing documents of any of its Subsidiaries);

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (except in connection with (i) the acceptance of shares of Company Common Stock as payment for the per share exercise price of the Company Options or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards, in each case, in accordance with the applicable Company Benefit Plan, (ii) the forfeiture of Company Equity Awards), (iii) pursuant to the exercise of purchase rights under the Company ESPP or (iv) pursuant to other than the Company ASR Confirmations and the Company Bond Hedge Transactions;

(c) except as permitted pursuant to Section 6.1(f), issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or equity interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise of any Vested Company Option or payment of any other Company Equity Award that becomes vested, pursuant to the exercise of purchase rights under the Company ESPP or to satisfy any obligations under the Existing Convertible Notes;

(d) other than any shares of the Company Common Stock issuable upon conversion of any series of Existing Convertible Notes in accordance with their terms, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e) except as required pursuant to existing Company Benefit Plans, (i) increase the compensation payable or to become payable or benefits provided or to be provided to any Company Service Provider except for increases in cash compensation or benefits to Company Service Providers in the ordinary course of business consistent with past practice, (ii) grant or provide any severance or termination payments or benefits to any Company Service Provider other than the payment of severance amounts or benefits in the ordinary course of business consistent with past practice and subject to the execution and non-revocation of a release of claims in favor of the Company and its Subsidiaries, (iii) provide any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Company Service Provider, or (v) establish, amend or terminate any Company Benefit Plan (or any plan, program, arrangement or agreement that would be a Company Benefit Plan if it were in existence on the date hereof) other than (x) entry into, amendment or termination of any Company Benefit Plan in a manner that would not materially increase costs to the Company, Parent or the Surviving Corporation or any of their affiliates, or materially increase the benefits provided under any Company Benefit Plan or (y) new hire offer letters entered into in the ordinary course and consistent with past practices;

(f) except in the ordinary course of business and consistent with past practice (including with regard to aggregate grant date value, terms and allocation) or as may be required by the terms of a Company Benefit Plan in effect as of the date hereof, grant, confer or award any Company Equity Awards or other equity-based awards, convertible securities or any other rights to acquire any of its or its Subsidiaries’ capital stock, whether settled in cash or shares of Company Common Stock;

(g) unless required by Law or pursuant to existing written Company Benefit Plans, (i) enter into or materially amend any collective bargaining or other labor agreement with any labor organization or (ii) recognize or certify any labor organization or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(i) (i) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, or (ii) sell, lease, license, abandon or otherwise subject to a Lien other than a Permitted Lien or otherwise dispose of any material properties, rights or assets of the Company or its Subsidiaries other than (A) sales of inventory in the ordinary course of business, (B) licenses of Company Intellectual Property in the ordinary course of business, or (C) pursuant to agreements existing as of the date of this Agreement or entered into after the date of this Agreement in accordance with the terms of this Agreement;

(j) incur, or amend in any material respect the terms of, any indebtedness for borrowed money for any of its Subsidiaries, or assume or guarantee any such indebtedness for any Person (other than a Subsidiary), except for indebtedness incurred (i) under the Company’s existing credit facilities or incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries on terms and conditions not materially less favorable to the Company and its Subsidiaries than, taken as a whole, the terms or conditions of the replaced, renewed, extended, refinanced or refunded debt or otherwise are not inconsistent with prevailing market conditions for substantially similar indebtedness at such time, as determined by the Company in good faith, (ii) pursuant to other agreements in effect prior to the execution of this Agreement, (iii) under capital leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business, (iv) between or among the Company and/or any of its Subsidiaries or (v) otherwise in the ordinary course of business;

(k) enter into, or amend in any material respect, any Company Material Contract with a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less other than (x) in the ordinary course of business or (y) which would not have a Company Material Adverse Effect;

(l) make any material change to its methods of accounting in effect at December 31, 2021, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law, (iv) as disclosed in the Company SEC Documents or (v) to the extent that such change would not have a Company Material Adverse Effect;

(m) make or change any Tax election or accounting method, settle or compromise any Tax claim or assessment, file any amended Tax Return, or consent to any extension or waiver of any limitation period with respect to any Tax claim or assessment, except, in each case, that would not have a Company Material Adverse Effect;

(n) solely with respect to the Company, adopt or enter into a plan of complete or partial liquidation or dissolution;

(o) settle or compromise any litigation other than (i) in the ordinary course of business or (ii) settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise, in each case, does not exceed $25 million;

(p) adopt a stockholder rights plan (or other similar agreement, plan or arrangement having a similar intent, purpose or effect) that would be triggered (or whose rights would be affected in any way) by the consummation of the transactions contemplated hereby, including the Merger; or

(q) except as otherwise permitted by clauses (a) through (p) above, enter into any agreement to do any of the foregoing.

Section 6.2 Preparation of the Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, (i) the Company shall prepare the Proxy Statement, (ii) Parent and Acquisition Sub shall furnish to the Company all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time, and (iii) subject to the receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of any written comments, and advise Parent of any oral comments, with respect to the Proxy Statement received from the SEC. The Company shall use its reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. No filing or mailing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be considered by the Company in good faith) (except as required by applicable Law or in connection with and an Adverse Board Recommendation Change.

(b) If, at any time prior to the Company Stockholders’ Meeting, any information relating to Parent, Acquisition Sub or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent, Acquisition Sub or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain an untrue statement or omit to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made) not misleading, the party that discovers such information shall promptly notify the other parties hereto, and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Company’s stockholders in accordance with applicable Law.

(c) The Company shall, as promptly as practicable following the date on which the SEC confirms that it has no further comments on the Proxy Statement, (i) establish a record date, for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger, holding the Company Stockholder Advisory Vote and voting on customary matters of procedure (together with any postponement, adjournment or other delay thereof, the “Company Stockholders’ Meeting”), (ii) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholders’ Meeting and (iii) duly call, convene and hold the Company Stockholders’ Meeting; provided that the Company may postpone or adjourn the Company Stockholders’ Meeting (on one or more occasions) (A) with the consent of Parent and Acquisition Sub, (B) for the absence of a quorum, (C) to allow reasonable additional time for any supplemental or amended disclosure that the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting, (D) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval or (E) if required by applicable Law. Subject to the right of the Company Board to make an Adverse Board Recommendation Change pursuant to Section 6.5, Company Board Recommendation include the Company Board Recommendation in the Proxy Statement, and, unless there has been an Adverse Board Recommendation Change pursuant to Section 6.5, the Company shall use commercially reasonable efforts to solicit proxies in favor of the Company Stockholder Approval at the Company Stockholders’ Meeting.

(d) The Equity Investor, Parent and Acquisition Sub shall not sell or dispose any shares of Company Common Stock while this Agreement is in effect, and shall cause their controlled Affiliates to, cause Parent Owned Shares and all other shares of Company Common Stock beneficially as of the record date for the Company Stockholder Meeting owned by them to be (A) present at the Company Stockholder Meeting for quorum purposes; and (B) voted at the Company Stockholder Meeting in favor of the adoption of this Agreement.

Section 6.3 Efforts to Close; Regulatory Filings.

(a) Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (ii) the obtaining of all other necessary Consents, approvals or waivers from Third Parties; (iii) the defending of any lawsuits or other legal proceedings through the Termination Date, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall (x) promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make its respective filings under the HSR Act, and (y) as promptly as reasonably practicable, make any other applications and filings as are mutually agreed by Parent and the Company, acting reasonably, to be (i) material and (ii) required or advisable under any Antitrust Laws or Foreign Investment Laws with respect to the transactions contemplated by this Agreement, including the Merger. Notwithstanding anything in this Agreement to the contrary, except as expressly provided in Section 7.1(b) or Section 7.1(c), obtaining any Consent of any Third Party, approvals or waivers referenced in this Section 6.3(a) above or otherwise shall not be considered a condition to the obligations of Parent and Acquisition Sub to consummate the Merger.

(b) The Equity Investor, Parent and Acquisition Sub agree to take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all Consents, actions, non-actions, approvals or waivers (or, as applicable, expiration or termination of the waiting periods with respect thereto) under any Antitrust Laws, Foreign Investment Laws (or, as applicable, expiration or termination of the waiting periods with respect thereto) or other Law that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case, with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as promptly as practicable, but prior to the Termination Date, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale or other disposition of such assets or businesses as are required to be divested or (ii) the acceptance of restrictions on freedom of action, conduct, or operations with respect to the business of Company, in the case of the foregoing clauses (i) or (ii) in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement as promptly as practicable. Further, the Equity Investor, Parent and Acquisition Sub will take such actions as are necessary in order to ensure that (x) no requirement for any non-action by, or Consent or approval of, any foreign or U.S. federal, state or local Governmental Authority, (y) no decree, judgment, injunction, temporary restraining order or any other Order in any suit or proceeding and (z) no other matter relating to any Antitrust Laws or Foreign Investment Laws, would preclude consummation of the Merger by the Termination Date. Notwithstanding the foregoing, nothing in Section 6.3(a), Section 6.3(b)

(including with respect to the foregoing clauses (i) and (ii)), or any other part of this Agreement shall require or obligate Parent, Acquisition Sub, or any of their respective Affiliates to (xx) propose, take, or agree to take any actions that would individually or in the aggregate have a material adverse effect on the business, assets, or financial condition of the Company and its Subsidiaries, taken as a whole or (yy) propose, negotiate, effect or agree to, the sale, divestiture, lease, license, hold separate, transfer, or disposition of, or any restriction on the freedom of action with respect to, any assets, business, or equity holdings of, or held or controlled directly or indirectly by, Equity Investor or any Affiliate of Parent (other than Parent, Acquisition Sub or Company after giving effect to the Merger and subject to the restrictions in subpart (xx) of this paragraph).

(c) Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) cooperating in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority, (iv) providing each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger or any other transactions, (v) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent reasonably practical and not prohibited by such Governmental Authority, and (vi) supplying each other with copies of all material correspondence, or communications between any party and any Governmental Authority with respect to this Agreement (provided that such materials may be limited to counsel as required or advisable under applicable Law and may be redacted to remove valuation material). The parties agree that Parent shall control the strategy for all filings, notifications, submissions, and communications, proposals and litigation in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing under the Antitrust Laws after consulting with, and considering in good faith the view of the Company relating to such strategy.

Section 6.4 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the representatives, officers, directors, employees, agents, attorneys, accountants and financial advisors (“Representatives”) of Parent reasonable access (at Parent’s sole cost and expense), in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable written notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested in writing, in each case, for any reasonable business purpose related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the

Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party, or (iii) jeopardize any attorney-client or other legal privilege. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Each of Parent and Acquisition Sub agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 (or otherwise pursuant to this Agreement) for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. Parent will use its reasonable best efforts to minimize any disruption to the respective business of the Company and its Subsidiaries that may result from requests for access under this Section 6.4 and, notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law as a result of COVID-19 or any COVID-19 Measures. Prior to any disclosure, the Company and Parent shall enter into a customary confidentiality agreement with respect to any information obtained pursuant to this Section 6.4 (or otherwise pursuant to this Agreement).

Section 6.5 Non-Solicitation; Competing Proposals.

(a) From the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its directors, executive officers and Subsidiaries to, and shall instruct its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal, and the Company further agrees that it shall promptly request that all non-public information previously provided in the past twelve (12) months by or on behalf of the Company or any of its Subsidiaries to any Persons that might reasonably be expected to consider making a Competing Proposal be promptly returned or destroyed in accordance with the terms of the applicable confidentiality agreement. Except as otherwise provided in this Section 6.5, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, shall cause each of its directors, executive officers and Subsidiaries not to, and shall instruct its other Representatives not to, (i) solicit, initiate, knowingly encourage or knowingly facilitate, whether publicly or otherwise, any substantive discussion, offer or request that constitutes, or would reasonably be expected to lead to, a Competing Proposal and (ii) engage in negotiations or substantive discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish any material non-public information to, any Person relating to a Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal; provided that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any Person with respect to the Company or any of its Subsidiaries to allow such Person to submit a Competing Proposal.

(b) From the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, as promptly as reasonably practicable, and in any event within one (1) Business Day of receipt by the Company or any of its directors, executive officers or Subsidiaries of any Competing Proposal or any request that would reasonably be expected to lead to the making of a Competing Proposal, the Company shall deliver to Parent a written notice setting forth: (i) the identity of the Person making such Competing Proposal or request; and (ii) the material terms and conditions of any such Competing Proposal. The Company shall keep Parent reasonably informed of any material amendment or other modification of any such Competing Proposal or request on a prompt basis, and in any event within two (2) Business Days following the Company’s receipt in writing of such an amendment or modification.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in the event that the Company receives a Competing Proposal from any Person or group of Persons, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (ii) the Company, the Company Board and their respective Representatives may engage in negotiations or discussions with, or furnish any information and other access to, any Person or group of Persons making such Competing Proposal and any of its Representatives or potential sources of financing if the Company Board determines in good faith (after consultation with its legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided that (x) prior to furnishing any material non-public information concerning the Company or its Subsidiaries, the Company receives from such Person or group, to the extent that such Person or group is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement containing customary confidentiality terms, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company or the Company Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (y) any such material non-public information so furnished in writing shall be promptly made available to Parent to the extent that it was not previously made available to Parent or its Representatives. For the avoidance of doubt, none of (A) the determination, in itself with no further action, by the Company Board that a Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal or (B) the public disclosure, in itself, of such determination will constitute an Adverse Board Recommendation Change or violate this Section 6.5.

(d) Except as otherwise provided in this Agreement, the Company Board shall not (i) (A) publicly recommend that the Company’s stockholders vote against the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, including the Merger, or make any public statement or knowingly take any action with a similar intent, purpose or effect, or (B) approve or recommend, or propose publicly to approve or recommend, to the Company’s stockholders any Competing Proposal (any action described in this clause (i) being referred to as an “Adverse Board Recommendation Change”), or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, the Company Board may (i) make an Adverse Board Recommendation Change in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Competing Proposal or Superior Proposal, or any proposal that constitutes or would reasonably be expected to lead to a Competing Proposal or Superior Proposal) that was neither known to, nor reasonably foreseeable by, the Company Board as of the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) (an “Intervening Event”) (where, for the avoidance of doubt, (x) the fact, in itself, that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of Intervening Event may be taken into account) and (y) changes, in themselves, in the price of the Company Common Stock or the trading volume thereof shall be considered known and reasonably foreseeable occurrences (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of Intervening Event may be taken into account)) if the Company Board has determined in good faith (after consultation with its legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law; or (ii) (x) make an Adverse Board Recommendation Change if the Company has received a Competing Proposal that the Company Board has determined in good faith (after consultation with its legal counsel and financial advisors) constitutes a Superior Proposal, and (y) authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement pursuant to Section 8.1(c)(ii); provided, however, that (1) no Adverse Board Recommendation Change may be made and no termination of this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii) may be effected, in each case, until the end of the fourth (4th) full Business Day following Parent’s receipt of a written notice from the Company advising Parent that the Company Board intends to make an Adverse Board Recommendation Change (a “Notice of Adverse Board Recommendation Change”) or terminate this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii) (a “Notice of Superior Proposal”); and (2) during such period, if requested by Parent, the Company and its Representatives shall negotiate with Parent and its Representatives in good faith (to the extent Parent so desires to negotiate) to make adjustments to the terms and conditions of this Agreement so that either the failure to make an Adverse Board Recommendation Change in response to such Intervening Event would no longer reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law or such Competing Proposal would cease to constitute a Superior Proposal, as appropriate, and (3) in determining whether to make such Adverse Board Recommendation Change or terminate this Agreement pursuant to this Section 6.5(d) and Section 8.1(c)(ii), the Company Board shall take into account any changes to the terms of this Agreement timely proposed by Parent in response to a Notice of Adverse Recommendation or a Notice of Superior Proposal (as may be extended). Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(d) with respect to such new Superior Proposal; provided that the new notice period shall be three (3) Business Days. For the avoidance of doubt, none of (A) the delivery, in itself, of a Notice of Adverse Board Recommendation or a Notice of Superior Proposal or (B) the public disclosure, in itself, of such delivery will constitute an Adverse Board Recommendation Change or violate this Section 6.5.

(f) Nothing in this Agreement shall restrict the Company or the Company Board from taking or disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Board Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)). For the avoidance of doubt, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that (A) describes the Company’s receipt of a Competing Proposal; (B) identifies the Person or group of Persons making such Competing Proposal; (C) provides the material terms of such Competing Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) an adoption, approval or recommendation with respect to such Competing Proposal; or (2) an Adverse Board Recommendation Change.

(g) For purposes of this Agreement:

(i) “Competing Proposal” shall mean any proposal or offer made by any Person (other than Parent, Acquisition Sub or any Affiliate thereof) or group (as defined in Section 13(d)(3) of the Exchange Act) of Persons (i) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction; or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute fifteen percent (15%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole; (ii) with respect to the issuance, sale or other disposition, directly or indirectly, to any Person (other than Parent, Acquisition Sub or any Affiliate thereof) or group (as defined in Section 13(d)(3) of the Exchange Act) of Persons of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifteen percent (15%) or more of the voting power of the Company; or (z) with respect to any merger, consolidation, business combination, recapitalization, reorganization or other transaction involving the Company or its Subsidiaries pursuant to which any Person (as defined in Section 13(d)(3) of the Exchange Act) or group of Persons would have beneficial ownership (as defined pursuant to Section 13(d)(3) of the Exchange Act) of securities representing fifteen percent (15%) or more of the total outstanding equity securities of the Company after giving effect to the consummation of such transaction.

(iii) “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to ninety percent (90%)) made by a Third Party on terms that the Company Board determines in good faith (after consultation with its legal counsel and financial advisors) and considering such factors as the Company Board considers to be appropriate, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(d)).

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers and employees, if any (the foregoing persons, the “D&O Indemnified Parties”), as the case may be, of the Company or its Subsidiaries as provided in their respective organizational documents as in effect on the date of this Agreement or in any Contract shall survive the Merger and shall continue in full force and effect. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated by this Agreement), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law and to the fullest extent required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not, for a period of six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b) Without limiting the provisions of Section 6.6(a), to the fullest extent that the Company would be permitted by applicable Law to do so, Parent shall or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; or (B) this Agreement or the transactions contemplated by this Agreement and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon confirmation by the D&O Indemnified Party of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification applicable to him or her and a customary written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct for indemnification was not met. Any determination required to be made with respect to whether the conduct of any D&O Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the D&O Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, and the fees of such counsel shall be paid by the Surviving Corporation. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Unless the Company shall have purchased a “tail” policy prior to the Effective Time as provided below, for at least six (6) years after the Effective Time, (i) Parent shall cause the Surviving Corporation and its other Subsidiaries to maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance and fiduciary insurance in effect as of the date of this Agreement and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies for the Company and its current and former directors and officers who are currently covered by such Existing D&O Insurance Policies, in either case, on terms and conditions no less advantageous to the D&O Indemnified Parties, or any other Person entitled to the benefit of this Section 6.6, as applicable, than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated by this Agreement (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount) and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may purchase a six (6) year “tail” prepaid policy on such terms and conditions (provided that the premium for such insurance shall not exceed three hundred percent (300%) of the aggregate annual premiums currently paid by the Company or any of its Subsidiaries, as applicable, on an annualized basis), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

(d) In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation or any such Subsidiary assumes the obligations set forth in this Section 6.6.

(e) The D&O Indemnified Parties to whom this Section 6.6 applies shall be third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely (or any earlier period actually specified in this Section 6.6) and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.

(f) Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims pursuant to such policies or agreements. Following the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 6.6 shall not be terminated or modified in any manner adverse to the rights of any D&O Indemnified Party without the consent of such affected D&O Indemnified Party.

Section 6.7 Notification of Certain Matters. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The parties agree and acknowledge the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.7 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(a) or Section 7.3(a), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.7.

Section 6.8 Public Announcements. Except as otherwise contemplated by Section 6.5, so long as this Agreement is in effect, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement, and none of the parties hereto or their Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement to which any party hereto is subject, in which case the party required to make such disclosure shall use its reasonable best efforts to allow, to the extent legally permitted, each other party reasonable time to comment on such disclosure in advance of its issuance, or is consistent with prior communications previously consented to by the other parties. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants; provided that such communication is consistent with prior communications of the Company or any communications plan previously agreed to by Parent and the Company, in which case such communications may be made consistent with such plan. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply in connection with any Adverse Board Recommendation Change or dispute between the parties regarding this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Equity Investor shall be permitted to issue Tweets about the Merger or the transactions contemplated hereby so long as such Tweets do not disparage the Company or any of its Representatives.

Section 6.9 Employee Benefits.

(a) Continuing Employee Benefits. Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their Affiliates to, provide for each Continuing Employee (i) at least the same base salary and wage rate, (ii) short- and long-term target incentive compensation opportunities that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the Effective Time (provided that Parent shall not be obligated to provide such incentives in the form of equity or equity-based awards) and (iii) employee benefits (excluding equity and equity-based awards) which are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to those provided to such Continuing Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their Affiliates to provide severance payments and benefits to each Continuing Employee whose employment is terminated during such period that are no less favorable than those applicable to the Continuing Employee immediately prior to the Effective Time under the Company Benefit Plans.

(b) Parent agrees that the Surviving Corporation shall cause the Surviving Corporation’s employee benefit plans established following the Closing Date (if any) and any other employee benefit plans covering the Continuing Employees following the Effective Time (collectively, the “Post-Closing Plans”), to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company) for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes under a defined benefit pension plan) under the Post-Closing Plans, to the extent such recognition does not result in the duplication of any benefits.

(c) For the calendar year including the Effective Time, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the “Post-Closing Welfare Plans”) to the extent amounts were previously credited for such purposes under comparable Company Benefit Plans that provide medical, dental and other welfare benefits.

(d) As of the Effective Time, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion or requirement to show evidence of good health was already in effect with respect to such employees and has not been satisfied under the applicable Company Benefit Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).

(e) Nothing contained in this Section 6.9, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Benefit Plan, Post-Closing Plan or other employee benefit plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Benefit Plan, Post-Closing Plan or other employee benefit plan, (ii) give any Company Service Provider (including any beneficiary or dependent thereof) or other Person any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Benefit Plan, Post-Closing Plan or (B) retain the employment or services of any Company Service Provider.

Section 6.10 Financing.

(a) Each of the Equity Investor, Parent and Acquisition Sub shall take or cause to be taken, and shall cause their respective Affiliates and its and their respective Representatives to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing at or prior to the Closing on the terms and subject to the conditions set forth in the Financing Commitments (including any “flex” provisions), including executing and delivering all such documents and instruments as may be reasonably required thereunder and:

(i) complying with and maintaining in full force and effect the Financing and the Financing Commitments (and, once entered into, the Financing Agreements) in accordance with the terms and conditions thereof and negotiating and entering into definitive financing agreements with respect to the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters (including any “flex” provisions) and containing no (I) conditions to the consummation of all or any portion of the Debt Financing other than the conditions set forth in Exhibit E to the Bank Debt Commitment Letter or Exhibit B to the Margin Loan Commitment Letter, as the case may be, in each case, as in effect on the date hereof, or (II) provisions that could reasonably be expected to prevent, impede, delay or adversely affect the availability of any of the Debt Financing or the consummation of the Merger and the other transactions contemplated by this Agreement (such definitive agreements, the “Financing Agreements”) so that the Financing Agreements are in full force and effect no later than the Closing;

(ii) satisfying, or obtaining the waiver of, as promptly as practicable and on a timely basis (and in any event, no later than the Closing) all conditions to the Debt Financing contemplated by the Debt Commitment Letters and Financing Agreements that are within its or their control, including, without limitation:

(A) on or prior to the Closing Date, transferring Tesla Shares to the Margin Loan Borrower and causing the Margin Loan Borrower to credit to collateral accounts pledged to the applicable Debt Financing Sources in respect of the Margin Loan Financing and held through the facilities of DTC, in each case, sufficient Tesla Shares, which shall be free from all transfer restrictions and restrictive conditions (other than permitted restrictions contemplated under the Financing Documents in respect of the Margin Loan Financing), to cause the LTV Ratio (as defined in the Margin Loan Commitment Letter) not to exceed 20% as of the Closing Date;

(B) ensuring the absence of (1) any default or event of default (or any equivalent term) under the Financing Agreements in respect of the Margin Loan Financing, or (2) any Potential Adjustment Event or Mandatory Prepayment Event (in each case, under and as defined in the Margin Loan Commitment Letter);

(C) (x) maintaining the Margin Loan Borrower as a wholly owned subsidiary of Parent and Elon Musk, and (y) causing the organizational documents of the Margin Loan Borrower not to contain, and causing the Margin Loan Borrower not to enter into any Contract, that would (1) impede or prevent the Margin Loan Borrower or any of its Affiliates from enforcing or the Margin Loan Borrower’s rights in respect of the Debt Financing Sources under the Margin Loan Commitment Letter or any Financing Agreement in respect thereof or (2) impede or prevent the Margin Loan Borrower or any of its Affiliates from applying the proceeds of the loans to pay any Funding Obligations; and

(D) causing Elon Musk to (1) fully and unconditionally guarantee all obligations of the Margin Loan Borrower under the Margin Loan Financing to the extent required to consummate the Margin Loan Financing and (2) at all times through and including the Closing Date to own (beneficially and of record), directly or indirectly, all of the outstanding equity interests of, and Control, the Margin Loan Borrower;

(iii) accepting (and complying with) to the fullest extent all “flex” provisions contemplated by the Debt Commitment Letters;

(iv) causing the Financing Sources to fund the Financing no later than the Closing (including by enforcing its rights under the Debt Commitment Letters and/or Financing Agreements, as applicable).

(b) None of the Equity Investor, Parent, Acquisition Sub or the Margin Loan Borrower or any of their respective Affiliates shall agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Financing Commitment or Financing Agreement, or permit any Financing Agreement to contain any provision, without the prior written consent of the Company, if such amendment, supplement, modification, replacement, waiver or provision would or would reasonably be expected to (i) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Financing (or the cash proceeds available therefrom) from that contemplated by the Financing Commitments delivered as of the date hereof, (ii) impose new or additional conditions or contingencies to the Financing or otherwise expand, amend or modify any of the existing conditions to the receipt of the Financing, or otherwise add, expand, amend or modify any other provision of, or remedies under, the Financing Commitments as in effect on the date hereof, in a manner that would reasonably be expected to delay, impede or prevent the consummation or funding of the Financing (or satisfaction of the conditions to obtaining any portion of the Financing) at the Closing or impair the ability or likelihood of the Closing or impair the ability of Parent and/or Acquisition Sub to timely consummate the Merger and the other transactions contemplated by this Agreement, (iii) make it less likely that any portion of the Financing would be funded (including by making the satisfaction of the conditions to obtaining any portion of the Financing less likely to occur) or otherwise prevent, impede or delay or impair the availability of any of the Financing or impair the ability or likelihood of the Closing or Parent and/or Acquisition Sub to timely consummate the transactions contemplated by this Agreement (including by requiring any additional filings, consents or approvals of any Governmental Authority) or (iv) adversely impact the ability of Parent, Acquisition Sub or the Margin Loan Borrower, or any of their respective Affiliates, to enforce their respective rights against the other parties to the Financing Commitments or the Financing Agreements; provided, however, subject to compliance with the other provisions of this Section 6.10, Parent, Acquisition Sub or their respective Affiliates may amend, modify, supplement or waive any provision of any Debt Commitment Letter (A) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed such Debt Commitment Letter as of the date hereof or (B) amend any Debt Commitment Letters to implement any “market flex” provisions applicable thereto. The Equity Investor, Parent, Acquisition Sub, the Margin Loan Borrower and their respective Affiliates shall not agree to the withdrawal, termination, repudiation or rescission of any Financing Commitment without the prior written consent of the Company, and shall not release or consent to the termination of the commitments or obligations of any Debt Financing Source under any Debt Commitment Letter, in each case, unless such Financing Commitment is contemporaneously replaced with a new Financing Commitment that complies with the first sentence of this Section 6.10(b). Upon any permitted amendment, supplement, modification or replacement of, or waiver of, any Financing Commitment in accordance with this Section 6.10(b), Parent shall promptly deliver to the Company a true, correct and complete copy of each Financing Agreement and each amendment, supplement, modification, replacement or waiver to any Financing Commitment or any Financing Agreement and references herein to “Financing Commitments”, “Bank Debt Commitment Letter”, “Margin Loan Commitment Letter”, “Debt Commitment Letters”, “Equity Commitment Letter” and “Financing Agreements” shall include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with this Section 6.10(b), as applicable, and references to “Financing”, “Bank Debt Financing”, “Margin Loan Financing” and “Equity Financing” shall include and mean the financing contemplated by the Financing Commitments or Financing Agreements as amended, supplemented, modified, replaced or waived in compliance with this Section 6.10(b), as applicable.

(c) In the event that (x) all or any portion of the Debt Financing expires, terminates, becomes or could reasonably be expected to become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the applicable Debt Commitment Letters or (y) any of the Debt Commitment Letters or the Financing Agreements shall be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, (i) Parent shall promptly so notify the Company in writing and (ii) Parent and/or its Affiliates shall use their respective reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources with terms and conditions (including market flex provisions) not less favorable taken as a whole to Parent than the terms and conditions set forth in the applicable Debt Commitment Letter and which shall not include any conditions or contingencies to the Financing not otherwise included in the Debt Commitment Letters as of the date hereof or include any provision that would reasonably be expected to materially delay or prevent the consummation or funding of the Financing (or satisfaction of the conditions to obtaining any portion of the Financing) at the Closing or materially impair the ability or likelihood of the Closing or Parent and/or Acquisition Sub to timely consummate the Merger and the other transactions contemplated by this Agreement (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Debt Financing). In the event any Alternative Financing is obtained and any new debt commitment letters are entered into in accordance with this Section 6.10(c) (each such letter, an “Alternative Financing Debt Commitment Letter”), Parent shall promptly deliver a copy thereof to the Company (it being understood that any fee letters related thereto may be redacted in the same manner as the fee letters delivered on or prior to the date of this Agreement) and references herein to (A) “Financing Commitments” and “Debt Commitment Letters” shall be deemed to include any Alternative Financing Debt Commitment Letter to the extent then in effect, and (B) “Financing”, “Bank Debt Financing”, “Margin Loan Financing” or “Debt Financing” shall include the debt financing contemplated by such Alternative Financing Debt Commitment Letter. Parent, Acquisition Sub and Elon Musk shall be subject to the same obligations with respect to any Alternative Financing as set forth in this Agreement with respect to the Debt Financing.

(d) The Equity Investor, Parent, Acquisition Sub and/or the Margin Loan Borrower shall (i) give the Company prompt written notice of any default, breach or threatened default or breach (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any of the Financing Commitments or the Financing Agreements of which Parent or any of its Affiliates or their respective Representatives becomes aware or any withdrawal, termination, repudiation or rescission or threatened withdrawal, termination, repudiation or rescission thereof, (ii) give the Company prompt notice of any dispute or disagreement between or among any parties to the Debt Commitment Letters, (iii) notify the Company promptly if for any reason Parent, Acquisition Sub or their respective Affiliates no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments, (iv) promptly provide and respond to any updates reasonably requested by the Company with respect to the status of Parent’s efforts to arrange and finalize the Financing (or any Alternative Financing) and (v) otherwise keep the Company reasonably informed on a current basis of the status of its efforts to arrange and finalize the Financing (or any Alternative Financing). In no event shall Parent or any of its Affiliates be required to provide access to or disclose information that Parent or any of its Affiliates reasonably determines could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, Parent or any of its Affiliates.

(e) Each of Parent and the Equity Investor acknowledges and agrees that it shall be fully responsible for the Equity Financing and each shall take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (i) comply with the terms of and maintain in effect the Equity Commitment Letter, (ii) satisfy on a timely basis all conditions and obligations in such Equity Commitment Letter and (iii) consummate and fund the Equity Financing at or prior to the Closing. Parent further agrees that it shall take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to fully enforce its rights (including through litigation) under the Equity Commitment Letter.

(f) Parent acknowledges and agrees that neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Financing or any alternative financing (including the Alternative Financing), is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing (including the Alternative Financing), or the completion of any such issuance, subject to the applicable conditions set forth in Article VII.

(g) Each of the Equity Investor, Parent and the Acquisition Sub shall on or prior to the Closing Date cause the Margin Loan Borrower to apply the cash proceeds of the Margin Loan Financing to payment of the Funding Obligations under this Agreement.

Section 6.11 Financing Cooperation.

(a) The Company shall and shall cause its Subsidiaries to, and shall use its commercially reasonable best efforts to cause each of its Representatives to, at Parent’s sole expense, provide any reasonable cooperation reasonably requested by Parent in writing in connection with (i) the arrangement of the Bank Debt Financing and any other debt financing expressly contemplated by the Bank Debt Commitment Letter, including senior unsecured notes and senior secured notes, and (ii) subject to the requirements of Section 6.11(b), the payoff, redemption, defeasance, discharge or other satisfaction of the Existing Credit Agreement and the Existing Senior Notes on or subsequent to the Closing Date, in each case as is necessary, customary and reasonably requested in writing by Parent; provided that any notice of, or documentation with respect to, any such payoff, redemption or other satisfaction of existing indebtedness of the Company pursuant to this Section 6.11(a)(ii) shall provide that the obligation to repay, redeem or satisfy such indebtedness shall, as applicable, be subject to and is conditioned upon the occurrence of the Closing; provided, further, that such requested cooperation with respect to clauses (i) and (ii) of this Section 6.11(a) does not unreasonably or materially interfere with the ongoing operations of the Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, (A) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee, incur or reimburse any costs or expenses, enter into any binding agreement or commitment or incur any other liability, indemnity or obligation in connection with the Bank Debt Financing or the cooperation required by this Section 6.11(a) that would be effective prior to the Closing, (B) no director, manager, officer or employee or other Representative or equityholder of the Company or any of its Subsidiaries shall be required to execute, deliver, enter into, approve or perform any agreement, commitment, document, instrument or certificate or take any other action pursuant to this Section 6.11(a) to the extent any such action could reasonably be expected to result in personal liability to such Representative or equityholder, (C) neither the Company nor any of its Subsidiaries (nor any of their respective boards of directors (or similar governing bodies) shall be required to adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, document, instrument or agreement in connection to the Bank Debt Financing or the incurrence of indebtedness thereby or any cooperation required by this Section 6.11(a) and (D) no cooperation under this Section 6.11(a) shall (I) require the Company or any of its Subsidiaries to provide, or cause to be provided, any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or is legally privileged or consists of attorney work product or could reasonably be expected to result in the loss of any applicable legal privilege, (II) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate its organizational documents or any Laws or would reasonably be expected to result in (with or without notice, lapse of time, or both) a violation or breach of, or default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit or privilege to which such Person is entitled under, any agreement to which the Company or any of its Subsidiaries is a party or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except any Lien that becomes effective only upon the Closing, (III) cause (or require the taking of any action that would cause) any representation or warranty in this Agreement to be breached or cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement or require the Company to waive or amend any terms of this Agreement, (IV) require the Company to disclose any material, non-public information other than to recipients of such information that agree to confidentiality arrangements as contemplated under Section 6.11(b) and Section 6.4 or any adjustments or assumptions used in connection therewith, (V) require the Company to prepare or provide any financial statements or other financial information (other than those financial statements (and any other financial information) from time to time filed by the Company with the SEC (and nothing in this Section 6.11(a) shall create or be implied to create any obligation to make any such filings or other readily available financial information), (VI) waive or amend any terms of this Agreement, (VII) require the Company or its Subsidiaries to take any action that, in the good faith determination of the Company or such Subsidiary would create a risk of damage or destruction to any property or assets of the Company or such Subsidiary, (VIII) require the Company or any of its Subsidiaries or any of their Representatives to deliver any legal opinions or reliance letters, (IX) file or furnish any reports or information with the SEC or change any fiscal period or accelerate the Company’s preparation of its SEC reports or financial statements, or (X) prepare or provide any (1) information regarding officers or directors prior to consummation of the Merger, executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC), (2) any description of all or any component of the Bank Debt Financing or other information customarily provided by the Financing Sources or their counsel, (3) risk factors relating to all or any component of the Bank Debt Financing, (4) information regarding affiliate transactions that may exist following consummation of the Merger, or (5) other information that is not available to the Company without undue effort or expense. The parties hereto agree that any information with respect to the prospects, projections and plans for the business and operations of the Company and its Subsidiaries in connection with the Financing will be the sole responsibility of Parent, and none of the Company, any of its Subsidiaries or any of their respective Representatives shall be required to provide any information or make any presentations with respect to capital structure, the incurrence of the Financing, other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the business of the Company or its Subsidiaries after the Closing. Nothing contained in this Section 6.11 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be a borrower, an issuer, a guarantor or other obligor with respect to the Debt Financing. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.11, represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by the Equity Investor, Parent, Acquisition Sub, the Margin Loan Borrower or any of their respective Affiliates with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by the Equity Investor, Parent, Acquisition Sub, the Margin Loan Borrower or any of their respective Affiliates or any other financing or other transactions be a condition to any of the Equity Investor’s, Parent’s, Acquisition Sub’s or the Margin Loan Borrower’s obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company will be deemed to be in compliance with this Section 6.11(a), and neither Parent nor any of its Affiliates shall allege that the Company is or has not been in compliance with this Section 6.11(a), unless Parent’s failure to obtain the Bank Debt Financing was due solely to a deliberate action or omission taken or omitted to be taken by the Company in material breach of its obligations under this Section 6.11(a).

(b) On or prior to any applicable date of the Company’s payoff, redemption or other satisfaction of the Existing Credit Agreement and/or Existing Senior Notes contemplated by Section 6.11(a), or if applicable, date of satisfaction and discharge, Parent shall deposit or cause to be deposited funds with the applicable paying agent sufficient to effect such payoff, redemption and/or satisfaction, as applicable, as required pursuant to the terms of the agreements governing such indebtedness (and in the event of any delay of the anticipated Effective Time, Parent shall deposit additional funds with the applicable paying agents sufficient to satisfy such payoff, redemption or other satisfaction of the Existing Credit Agreement and/or Existing Senior Notes, as required pursuant to the terms of the agreements governing such indebtedness); provided that the release of any such funds shall be subject to the occurrence of the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including outside attorneys’ fees and disbursements) incurred by the Company, its Affiliates and their respective Representatives in connection with the cooperation contemplated by Section 6.11(a). Parent acknowledges and agrees that the Company, its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 6.11(a), and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives, from and against any and all losses suffered or incurred by any of them in connection with the Debt Financing, any cooperation provided pursuant to Section 6.11(a) or any alternative financing and any information utilized in connection therewith, except to the extent any such cost or expense, judgment, fine, loss, claim, or damage results directly from the bad faith, willful misconduct or gross negligence of the Company or its Representatives or controlled Affiliates as determined by a court of competent jurisdiction in a final and non-appealable judgment. All non-public or other confidential information provided by or behalf of the Company to Parent or its Affiliates or any of their respective Representatives pursuant to this Section 6.11 shall be kept confidential in accordance with the terms of Section 6.4; provided that

Parent and its Affiliates may share any confidential information with respect to the Company and its Subsidiaries with any Debt Financing Sources, and that Parent, such Debt Financing Sources and their respective Affiliates may share such information with potential Debt Financing Sources in connection with any marketing efforts with respect to the Debt Financing; provided, however, that the recipients of such confidential information contemplated to be provided by the preceding proviso shall agree to be bound by confidentiality obligations no less restrictive than those set forth in Section 6.4.

Section 6.12 Acquisition Sub. Parent and the Equity Investor shall take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Parent hereby (a) guarantees the due, prompt and faithful payment performance and discharge by Acquisition Sub of, and compliance by Acquisition Sub with, all of the covenants and agreements of Acquisition Sub under this Agreement and (b) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Acquisition Sub under this Agreement. Parent agrees that any breach by Acquisition Sub of a representation, warranty, covenant or agreement in this Agreement shall also be a breach of such representation, warranty, covenant or agreement by Parent.

Section 6.13 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Delisting of Company Common Stock. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions reasonably necessary to cause the Company’s securities to be delisted from the New York Stock Exchange and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party hereto to consummate the Merger, are subject to the satisfaction or waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and each Consent or approval that is required under any Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth on Schedule A with respect to the transactions contemplated by this Agreement, including the Merger shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated); and

(c) no Governmental Authority of the jurisdictions set forth on Schedule A shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger, or causing the Merger to be rescinded following the completion thereof.

Section 7.2 Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the Merger, are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) the Company shall have performed or complied, in all material respects, with its obligations required under this Agreement to be performed or complied with by the Company on or prior to the Closing Date;

(b) (i) each of the representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 4.2(a) and Section 4.2(b)), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; and (ii) each of the representations and warranties contained in Section 4.2(a) and Section 4.2(b) shall be shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct in all material respects as of such specific date only); and

(c) no Company Material Adverse Effect shall have occurred and be continuing.

Section 7.3 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the Merger, is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Parent and Acquisition Sub shall have performed or complied, in all material respects, with its obligations required under this Agreement to be performed or complied with by Parent or Acquisition Sub, as the case may be, on or prior to the Closing Date; and

(b) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written agreement of each of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before 5:00 p.m. (Pacific Time) on October 24, 2022 (as such date may be extended pursuant to the terms hereof, the “Termination Date”); provided, however, that (x) the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date and (y) the Termination Date shall be extended for an additional six (6) months if, as at the Termination Date, the condition set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied;

(ii) if, prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used the efforts required by this Agreement to remove such Law, Order or other action; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, the failure of Acquisition Sub or the Equity Investor, to perform any of their obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated by this Agreement have been voted upon; or

(c) by the Company:

(i) if Parent, Acquisition Sub or the Equity Investor shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent, Acquisition Sub or the Equity Investor on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent, Acquisition Sub or the Equity Investor, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) if the Company Board shall have authorized the Company to enter into a definitive agreement with respect to a Superior Proposal; provided that, substantially concurrently with such termination, the Company enters into such definitive agreement and pays (or causes to be paid) at the direction of Parent the Termination Fee as specified in Section 8.3(a); or

(iii) if (A) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable of being satisfied if the Closing were to occur at such time) have been satisfied or waived in accordance with this Agreement and Parent and Acquisition Sub shall have been notified in writing of the same, (B) Parent and Acquisition Sub fail to consummate the Merger within three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2 and (C) during such three (3)-Business Days period described in clause (B), the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby;

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, Acquisition Sub or the Equity Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to the receipt of the Company Stockholder Approval, if the Company Board shall have made an Adverse Board Recommendation Change.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, would include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders) (taking into consideration all relevant matters, including lost stockholder premium, other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party, resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all rights and remedies available at law or in equity; and provided, further, that the expense reimbursement and indemnification obligations contained in Section 6.11 and Section 6.12, and the provisions of this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3 Termination Fee.

(a) In the event that:

(i) (A) a Third Party shall have made a Competing Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated by (x) the Company or Parent pursuant to Section 8.1(b)(iii) or (y) Parent pursuant to Section 8.1(d)(i), and at the time of such Company Stockholders’ Meeting in the case of clause (x) or at the time of such breach in the case of clause (y), a Competing Proposal has been publicly announced and has not been withdrawn, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of a Competing Proposal and such Competing Proposal is subsequently consummated; provided, however, that for purposes of this Section 8.3(a)(i), the references to “fifteen percent (15%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), then the Company shall (A) in the case of clause (i) above, no later than two (2) Business Days following the date of the consummation of such transaction involving a Competing Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of this clause (iii), no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Termination Fee; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) In the event that:

(i) the Agreement is terminated by the Company pursuant to Section 8.1(c)(i);

(ii) the Agreement is terminated by the Company pursuant to Section 8.1(c)(iii), then

Parent shall no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of the Company, the Parent Termination Fee; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, (i) except in the case of a knowing and intentional breach of this Agreement by the Company (in which case Parent shall be entitled to seek monetary damages, recovery or award from the Company in an amount not to exceed the amount of the Termination Fee in the aggregate), Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(a), shall constitute the sole and exclusive monetary remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 8.6); provided, that, in no event shall the Company be subject to an aggregate amount for monetary damages (including any payment of the Termination Fee) in excess of an aggregate amount equal to the Termination Fee (except in all cases that the Company shall also be obligated with respect to its applicable obligations under Section 8.3(d) and Section 8.6), and (ii) except in the case of a knowing and intentional breach of this Agreement by the Equity Investor, Parent or Acquisition Sub (in which case the Company shall be entitled to seek monetary damages, recovery or award from the Equity Investor, Parent or Acquisition Sub in an amount not to exceed the amount of the Parent Termination Fee, in the aggregate), the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 8.3(b), shall constitute the sole and exclusive monetary remedy of the Company against the Parent, Acquisition Sub and the Equity Investor and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement, the Equity Commitment Letter or the Parent Guarantee to be consummated or for a breach or failure to perform the applicable provisions hereunder, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Equity Commitment Letter or the Parent Guarantee or the transactions contemplated by thereby (except in all cases that Parent shall also be obligated with respect to its expense reimbursement and indemnification obligations contained in Section 6.11 and its applicable obligations under Section 8.3(d)(iii) and Section 8.6(b)); provided, that, in no event shall Equity Investor, Parent or Acquisition Sub collectively be subject to an aggregate amount for monetary damages (including any payment of the Parent Termination Fee) in excess of an aggregate amount equal to the Parent Termination Fee (except in all cases that Parent shall also be obligated with respect to its expense reimbursement and indemnification obligations contained in Section 6.11 and its applicable obligations under Section 8.3(d)(iii) and Section 8.6(b)). For the avoidance of doubt, any liability or obligation of the Parent, Acquisition Sub or Equity Investor hereunder shall be subject to the terms of the Equity Commitment Letter and the Parent Guarantee.

(d) Each of the parties hereto acknowledges that (i) the agreement contained in this Section 8.3 is an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent and its Affiliates in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreement contained in this Section 8.3, the parties would not enter into this Agreement, accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable law.

Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after the Company Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the Company’s stockholders without such further approval of such stockholders nor any amendment or change not permitted under applicable Law and (ii) any amendment of this Section 8.4, Section 8.3(b), Section 8.3(c), Section 9.4, Section 9.7, Section 9.8, Section 9.10, Section 9.12 or Section 9.13, in each case, to the extent such amendment would adversely affect the rights of a Debt Financing Source party to the Debt Commitment Letter under such Section, shall also be approved by such Debt Financing Source. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, the Company may (a) extend the time for the performance of any obligation or other act of Parent or Acquisition Sub, (b) waive any inaccuracy in the representations and warranties of Parent or Acquisition Sub contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition by Parent or Acquisition Sub contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expenses; Transfer Taxes.

(a) Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

(b) Parent shall timely and duly pay all (i) transfer, stamp and documentary Taxes or fees, (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement and (iii) filing fees incurred in connection with any applications and filings under any Antitrust Laws or Foreign Investment Laws.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Parent or Acquisition Sub:

***

Attn: Elon Musk

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave, Suite 1400

Palo Alto, California 94301

Attn:     Mike Ringler

Sonia K. Nijjar

Dohyun Kim

Email: ***

***

***

if to the Company:

Twitter, Inc.

1355 Market Street, Suite 900

San Francisco, California 94103

Attn: General Counsel

Email: ***

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:       Katharine A. Martin

      Martin W. Korman

      Douglas K. Schnell

      Remi P. Korenblit

Email:     ***

***

***

***

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan Klein

Anthony F. Vernace

Katherine M. Krause

Email:   ***

    ***

    ***

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3 Interpretation; Certain Definitions.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, only if it is reasonably apparent that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date of this Agreement” and terms or phrases of similar import shall be deemed to refer to April 25, 2022, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the U.S. Nothing contained in Article IV or Article V may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 4.25 and Section 5.10 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, void, illegal, unenforceable or against its regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, including the Merger, be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries. Subject to Section 9.13, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time), (B) the Company Related Parties (with respect to Section 8.3) are third-party beneficiaries and (C) the Parent Related Parties (with respect to Section 8.3) are third-party beneficiaries.

Section 9.8 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9 Specific Performance.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding anything herein to the contrary, including the availability of the Parent Termination Fee or other monetary damages, remedy or award, it is hereby acknowledged and agreed that the Company shall be entitled to specific performance or other equitable remedy to enforce Parent and Acquisition Sub’s obligations to cause the Equity Investor to fund the Equity Financing, or to enforce the Equity Investor’s obligation to fund the Equity Financing directly, and to consummate the Closing if and for so long as, (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied if the Closing were to occur at such time) have been satisfied or waived and Parent has failed to consummate the Closing on the date required pursuant to the terms of Section 2.2, (ii) the Debt Financing (or, as applicable, the Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has confirmed that, if specific performance or other equity remedy is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, (A) while the Company may concurrently seek (x) specific performance or other equitable relief, subject to the terms of this Section 9.9, and (y) payment of the Parent Termination Fee or other monetary damages, remedy or award if, as and when required pursuant to this Agreement), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded, on the one hand, and payment of the Parent Termination Fee or other monetary damages, remedy or award, on the other hand; provided, however, that in no event shall the Company be permitted or entitled to receive aggregate monetary damages in excess of the Parent Termination Fee (except in all cases that Parent shall also be obligated with respect to its expense reimbursement and indemnification obligations contained in Section 6.11 and its applicable obligations under Section 8.3(d)(iii) and Section 8.6(b)).

(c) To the extent any party hereto brings an action, suit or proceeding to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (v) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the Equity Investor, Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.10(a) in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE EQUITY INVESTOR, PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE DEBT FINANCING).

Section 9.13 Debt Financing Source Related Party. Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of Parent or any of its Affiliates under and pursuant to any debt commitment letter or other applicable definitive document relating to the Debt Financing, the Company hereby:

(a) agrees that any claim, action, suit, investigation or other proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement and/or the Debt Financing or any of the agreements entered into in connection therewith or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof) and each party hereto irrevocably submits itself and its property with respect to any such claim, action, suit, investigation or other proceeding to the exclusive jurisdiction of such court;

(b) agrees that any such claim, action, suit, investigation or other proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any debt commitment letter or other applicable definitive document relating to the Debt Financing;

(c) agrees not to bring or support or permit any of its respective Affiliates to bring or support any claim, action, suit, investigation or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement or the Debt Financing or any of the transactions contemplated hereby or the performance of any services thereunder in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof);

(d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim, action, suit, investigation or other proceeding in any such court;

(e) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR OTHER PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT OR THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER;

(f) agrees that no Debt Financing Source Related Party will have any liability to the Company or any its Affiliates or Representatives relating to or arising out of this Agreement or the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and

(g) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.13 and that such provisions and the definitions of “Debt Financing Sources” and “Debt Financing Source Related Party” shall not be amended or waived in any way adverse to the rights of any Debt Financing Source without the prior written consent of such Debt Financing Source.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of Parent, Acquisition Sub, the Company and, solely with respect to the Specified Provisions, the undersigned individual, have caused this Agreement to be executed as of the date first written above in their individual capacity or by their respective officers thereunto duly authorized, as applicable.

X HOLDINGS I, INC.

By:	/s/ Elon R. Musk
Name: Elon R. Musk
Title: President, Secretary and Treasurer

X HOLDINGS II, INC.

By:	/s/ Elon R. Musk
Name: Elon R. Musk
Title: President, Secretary and Treasurer

[Signature Page to Agreement and Plan of Merger]

TWITTER, INC.

By:	/s/ Bret Taylor
Name: Bret Taylor
Title: Chair of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

SOLELY WITH RESPECT TO THE SPECIFIED PROVISIONS:

ELON R. MUSK

/s/ Elon R. Musk

[Signature Page to Agreement and Plan of Merger]

SCHEDULE A

Specified Jurisdictions

With respect to Section 7.1(b):

Any Consent or approval that is required under any Antitrust Laws or Foreign Investment Laws of the following jurisdictions, including as a result of any interventions by a Governmental Authority or voluntary filings under any Antitrust Laws or Foreign Investment Laws that Parent determines to make (for the avoidance of doubt, an approval shall be deemed to be required once the Parent determines it will make a voluntary filing in that jurisdiction, but only if an approval is typically granted for a filing of such a type in such a jurisdiction, whether through a decision or deemed by expiry of any applicable waiting periods):

1.	The federal government of the United States

2.	The State of Delaware

3.	Japan

4.	The United Kingdom

5.	The European Commission (but not any member states)

With respect to Section 7.1(c):

1.	The federal government of the United States

2.	The State of Delaware

3.	Japan

4.	The United Kingdom

5.	The European Commission (but not any member states)